Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Senomyx, Inc.

at

$1.50 Per Share of Common Stock, Net in Cash

by

Sentry Merger Sub, Inc.

a wholly owned subsidiary of

Firmenich Incorporated

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON NOVEMBER 2, 2018 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON NOVEMBER 1, 2018), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Sentry Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Firmenich Incorporated, a Delaware corporation (“Parent”), is offering to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Senomyx, Inc., a Delaware corporation (the “Company”), at a price per Share of $1.50 (such price, as it may be amended from time to time in accordance with the Merger Agreement (as defined below), the “Offer Price”), net to the seller in cash, without any interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendment or supplement hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendment or supplement thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 16, 2018 (together with any amendment or supplement thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged (the “Merger”) with and into the Company pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”) as soon as practicable without a vote on the adoption of the Merger Agreement by the Company’s stockholders, with the Company continuing as the surviving corporation (the corporation following the Merger, the “Surviving Corporation”). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any Shares (i) held by the Company (or held in the Company’s treasury), which Shares will be cancelled and cease to exist at the effective time of the Merger, (ii) held by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent, which Shares will be cancelled and cease to exist at the effective time of the Merger and (iii) held by the Company’s stockholders who properly exercise and perfect appraisal rights for such Shares in the time and manner provided in Section 262 of the DGCL and have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, without any interest thereon and less any applicable withholding taxes.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the Company’s board of directors (the “Company Board”) unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) agreed that the Merger will be effected under Section 251(h) of the DGCL, (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (d) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer.

There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the “Minimum Condition” and the other conditions described in Section 13 — “Conditions to the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

October 4, 2018

i

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) if you are a stockholder of record, complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required document to Computershare Trust Company, N.A., the depositary in connection with the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to 12:00 midnight, Eastern Time, on Friday, November 2, 2018 (one minute after 11:59 p.m., Eastern Time, on November 1, 2018) (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), or (b) if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to Morrow Sodali, the information agent in connection with the Offer (the “Information Agent”), at its telephone number, email address and/or address set forth below and on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

470 West Avenue

Stamford CT, 06902

Stockholders Call Toll Free: (800) 662-5200

E-mail: SNMX@morrowsodali.com

ii

iii

SUMMARY TERM SHEET

Sentry Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Firmenich Incorporated, a Delaware corporation (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Senomyx, Inc., a Delaware corporation (the “Company”), at a price per Share of $1.50 (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Offer Price”), net to the seller in cash, without any interest thereon and less any applicable withholding taxes, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent.

WHO IS OFFERING TO BUY MY SHARES OF THE COMPANY?

•

The Offer is made by Purchaser. Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. Purchaser was formed for the purposes of making the Offer, completing the process by which Purchaser will be merged with and into the Company and ancillary activities in connection with the Offer and the Merger.

•

Parent is a Delaware corporation and an indirect wholly owned subsidiary of Firmenich International, SA, a Swiss company. Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered (and not validly withdrawn) in the Offer.

•	See the Introduction and Section 9 — “Certain Information Concerning the Filing Persons.”

HOW MANY SHARES OF THE COMPANY COMMON STOCK ARE YOU OFFERING TO PURCHASE?

•	Purchaser is offering to purchase all of the issued and outstanding Shares of the Company. See the Introduction and Section 1 — “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES OF COMMON STOCK OF THE COMPANY AND WHAT IS THE FORM OF PAYMENT?

•

Purchaser is offering to pay $1.50 per Share, net to the seller in cash, without any interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal. See the Introduction and Section 1 — “Terms of the Offer.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?

•

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fee or similar expense. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charge will apply. See the Introduction and Section 1 — “Terms of the Offer.”

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser is making the Offer because Purchaser and Parent want to acquire the Company. See Section 1 — “Terms of the Offer” and Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Parent, Purchaser and the Company have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

HAS THE COMPANY BOARD APPROVED THE OFFER?

•

Yes. After careful consideration, the Company Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) agreed that the Merger will be effected under Section 251(h) of the Delaware General Corporation Law (the “DGCL”), (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (d) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer.

HAVE ANY STOCKHOLDERS OF THE COMPANY AGREED TO TENDER THEIR SHARES IN THE OFFER?

•

Yes. In connection with the execution of the Merger Agreement, certain Company stockholders (the “Supporting Stockholders”) have entered into a Tender and Support Agreement, dated as of September 16, 2018, with Parent and Purchaser (as it may be amended from time to time, the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 2.52% of the total outstanding Shares as of September 16, 2018 and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreement. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Offer is conditioned upon, among others, the following conditions (the “Offer Conditions”):

•

there being validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (such condition, the “Minimum Condition”);

•

if applicable, any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act must have been obtained, must have been received or must have terminated or expired, as the case may be;

•

there must not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer, nor shall any action have been taken, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger provided, however, that Parent and Purchaser shall not be permitted to invoke this paragraph unless they shall have taken all actions required under the Merger Agreement to have any such order lifted;

•

the accuracy of representations and warranties made by the Company in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in Section 13 — “Conditions to the Offer” (the “Representations Condition”);

•

the compliance and performance of the Company in all material respects with all of its covenants and agreements required to be complied with or performed by it under the Merger Agreement at or prior to the acceptance by Purchaser for payment of all Shares validly tendered (and not validly withdrawn) in the Offer (the “Covenants Condition”);

•

Parent and Purchaser must have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the Representations Condition and the Covenants Condition have been duly satisfied; and

•	the Merger Agreement must not have been terminated in accordance with its terms.

•	The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the Merger Agreement.

•

Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, we are not permitted to (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) decrease the maximum number of Shares sought to be purchased in the Offer; (iv) impose conditions to the Offer in addition to the Offer Conditions; (v) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement; (vi) change or waive the Minimum Condition; (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 — “Terms of the Offer” and Section 13 — “Conditions to the Offer.”

IS THE OFFER SUBJECT TO ANY FINANCING CONDITION?

•	No. There is no financing condition to the Offer.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER AND DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of Shares in connection with the Offer;

•	we are offering to purchase all of the outstanding Shares in the Offer; and

•

if the Offer is consummated, we intend to complete the Merger, in which all Shares (other than any Shares (i) held by the Company (or held in the Company’s treasury), which Shares will be cancelled and cease to exist, (ii) held by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent, which Shares will be cancelled and cease to exist and (iii) held by the Company’s stockholders who properly exercise and perfect appraisal rights for such Shares in the time and manner provided in Section 262 of the DGCL and have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) that then remain issued and outstanding will be converted into the right to receive the Offer Price in cash;

•	Purchaser, through its Parent, has ready access to the capital necessary to consummate the proposed Transaction.

•

See Section 10 — “Background of the Offer; Contacts with the Company,” Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 — “Source and Amount of Funds.”

HOW LONG DO I HAVE TO TENDER MY SHARES?

•

Unless the Offer is earlier terminated, you will have until 12:00 midnight, Eastern Time, on Friday, November 2, 2018 (one minute after 11:59 p.m., Eastern Time, on November 1, 2018) (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase. See also Section 1 — “Terms of the Offer.”

•	In the event the Merger Agreement is terminated prior to the then-scheduled Expiration Date, Purchaser has agreed to promptly, irrevocably and unconditionally terminate the Offer.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

•

If, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion, extend the Offer on one or more occasions (for an additional period of up to ten business days per extension) to permit such Offer Condition to be satisfied. In certain circumstances, we are required by the terms of the Merger Agreement to extend the Offer beyond the initial scheduled Expiration Date. Subject to our rights to terminate the Merger Agreement in accordance with its terms, we must extend the Offer (i) as required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the NASDAQ Global Stock Market applicable to the Offer, (ii) if applicable, until any waiting period (and any extension thereof) under the HSR Act has expired or been terminated and (iii) if any Offer Condition (other than the Minimum Condition) is not satisfied by the then-scheduled Expiration Date and the Company requests that the Offer be extended to permit satisfaction of such Offer Condition(s). In addition, if the Minimum Condition is not satisfied by the then-scheduled Expiration Date but all other Offer Conditions (other than the Offer Condition requiring delivery of an officers’ certificate by the Company) have been satisfied, then at the request of the Company, we must extend the Offer on up to two occasions for an additional period of up to ten business days per such extension to permit the Minimum Condition to be satisfied. However, in no event will Purchaser be required to, and without the Company’s consent, Purchaser will not, extend the Offer beyond January 15, 2019, which is the first business day immediately following the “End Date” (which is defined in the Merger Agreement as January 14, 2019). If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares. See Section 1 — “Terms of the Offer.”

HOW WILL I BE NOTIFIED IF YOU EXTEND YOUR OFFER?

•

If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the Depositary for the Offer, of that fact and we will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 — “Terms of the Offer.”

HOW DO I TENDER MY SHARES IN YOUR OFFER?

•

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, prior to the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company (“DTC”). If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3 — “Procedures for Tendering Shares.”

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3 — “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See also Section 2 — “Acceptance for Payment and Payment for Shares.”

CAN I WITHDRAW SHARES I PREVIOUSLY TENDERED IN YOUR OFFER? UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to the expiration of the Offer. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after December 3, 2018, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. Once Purchaser accepts your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver to the Depositary a written or facsimile notice of withdrawal with the required information while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we purchase at least a majority of the outstanding Shares in the Offer and the other conditions to the Merger are satisfied or waived, we will effect the Merger of Purchaser with and into the Company as promptly as practicable in accordance with Section 251(h) of the DGCL and the terms of the Merger Agreement and without a vote by the stockholders of the Company to adopt the Merger Agreement pursuant to Delaware law or any other action by the stockholders of the Company pursuant to Delaware law. If we consummate the Offer, we expect to merge Purchaser with and into the Company as promptly as practicable. See the Introduction to this Offer to Purchase.

•

If the Merger occurs, the Company will continue as the Surviving Corporation and become a wholly owned subsidiary of Parent, and any issued and then outstanding Shares (other than any Shares (i) held by the Company (or held in the Company’s treasury), which Shares will be cancelled and cease to exist at the effective time of the Merger, (ii) held by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent, which Shares will be cancelled and cease to exist at the effective time of the Merger and (iii) held by the Company’s stockholders who properly exercise and perfect appraisal rights for such Shares in the time and manner provided in Section 262 of the DGCL and have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be canceled and converted automatically into the right to receive the Offer Price, net to the seller in cash, without any interest thereon and less any applicable withholding taxes (the “Merger Consideration”).

•	See also the Introduction and Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

•

If the Merger occurs, the Company will no longer be publicly owned. Even if the Merger does not occur because the conditions to the Merger are not satisfied, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that such Shares may no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and the Company may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC’s rules relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO THE COMPANY BOARD?

•

Upon completion of the Merger, the directors of Purchaser immediately prior to the effective time of the Merger will become the directors of the Company, which will be the surviving company in the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will automatically obtain the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

•

If you decide not to tender your Shares in the Offer and we purchase those Shares that have been tendered in the Offer, but the Merger does not occur thereafter because the conditions to the Merger are not satisfied, you will remain a stockholder of the Company, but there may be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for such Shares, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. If we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur, subject to the conditions set forth in the Merger Agreement.

•

Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), in which case your Shares may no longer be used as collateral for loans made by brokers.

•	See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On September 14, 2018, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price on NASDAQ during normal trading hours was $1.05 per Share. Therefore, the Offer Price of $1.50 per Share represents a premium of approximately 43% over the closing price of the Shares on September 14, 2018, the last full trading day before the public announcement of the Merger Agreement, and a premium of approximately 39% to the Company’s 30-day volume weighted average price (“VWAP”) per Share, before the public announcement of the Merger Agreement.

•	On October 3, 2018, the last full trading day before we commenced the Offer, the last reported closing price on NASDAQ during normal trading hours was $1.49 per Share.

•	See Section 6 — “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in the Introduction and Section 13 — “Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $1.50, in cash, without any interest thereon and less any applicable withholding taxes, promptly following expiration of the Offer. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

HOW WILL MY OUTSTANDING COMPANY OPTIONS BE TREATED IN THE OFFER AND THE MERGER?

•	The Offer is being made for all outstanding Shares and is not being made for options to purchase Shares (each, a “Company Option”).

•

Any Company Options that you hold may not be tendered into the Offer. If you wish to tender Shares underlying Company Options, you must first exercise your Company Options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

•

Each Company Option that is outstanding immediately prior to the effective time of the Merger will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the effective time of the Merger. As of the effective time of the Merger, by virtue of the Merger, each Company Option that is then outstanding and unexercised as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive cash in an amount, less any applicable withholding taxes, equal to the product of (i) the total number of Shares subject to such fully vested Company Option immediately prior to the effective time of the Merger, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share underlying such Company Option.

•

No holder of a Company Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.

•	See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO ME?

•

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) whose Shares are sold pursuant to the Offer or exchanged for cash pursuant to the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. If you are a Non-U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you sell pursuant to the Offer or exchange in the Merger. All stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. See Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

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You will not have appraisal rights in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This value may be the same as, or more or less than, the Offer Price that we are offering to pay the stockholders in the Offer. See Section 15 — “Certain Legal Matters.”

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The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal right and is qualified in its entirety by reference to Delaware law, including without limitation the DGCL.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call the Information Agent at its telephone number, email address and/or address set forth on the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” will be to United States dollars.

To All Holders of Shares of Senomyx, Inc.

INTRODUCTION

Sentry Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Firmenich Incorporated, a Delaware corporation (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Senomyx, Inc., a Delaware corporation (the “Company”), at a price of $1.50 per Share (such price as it may be amended from time to time in accordance with the Merger Agreement (as defined below), the “Offer Price”), net to the seller in cash, without any interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendment or supplement hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendment or supplement thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 16, 2018 (together with any amendment or supplement thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged (the “Merger”) with and into the Company with the Company continuing as the surviving corporation (the corporation following the Merger, the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer, accept and pay for Shares validly tendered (and not validly withdrawn) in the Offer.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker or bank as to whether they charge any service fee. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or if you are a Non-U.S. Holder, the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov, you may be subject to a required backup withholding of 24% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided that you furnish the required information to the IRS in a timely manner. See Section 3 — “Procedures for Tendering Shares” and Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger.” We will pay all charges and expenses of Computershare Trust Company, N.A., the depositary in connection with the Offer (the “Depositary”), and Morrow Sodali, the information agent in connection with the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is, however, subject to there being validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (such condition, the “Minimum Condition”) and the satisfaction of other conditions described in Section 13 — “Conditions to the Offer” (such other conditions, together with the Minimum Condition, the “Offer Conditions.”).

The Offer will expire at 12:00 midnight, Eastern Time, on Friday, November 2, 2018 (one minute after 11:59 p.m., Eastern Time, on November 1, 2018) (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). See Section 1 — “Terms of the Offer,” Section 13 — “Conditions to the Offer” and Section 15 — “Certain Legal Matters.”

After careful consideration, the Company’s board of directors (the “Company Board”) unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) agreed that the Merger will be effected under Section 251(h) of the Delaware General Corporation Law (the “DGCL”), (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (d) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer.

A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and recommending that holders of Shares accept the Offer and tender their Shares into the Offer is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the SEC in connection with the Offer and will be mailed to the Company’s stockholders with this Offer to Purchase and the Letter of Transmittal.

In connection with the execution of the Merger Agreement, certain Company stockholders (the “Supporting Stockholders”) have entered into a Tender and Support Agreement, dated as of September 16, 2018, with Parent and Purchaser (as it may be amended from time to time, the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 2.52% of the total outstanding Shares as of September 16, 2018 and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreement. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than any Shares (i) held by the Company (or held in the Company’s treasury), which Shares will be cancelled and cease to exist at the effective time of the Merger, (ii) held by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent, which Shares will be cancelled and cease to exist at the effective time of the Merger and (iii) held by the Company’s stockholders who properly exercise and perfect appraisal rights for such Shares in the time and manner provided in Section 262 of the DGCL and have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without any interest thereon and less any applicable withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to an uncertificated Share, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Share. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, the Merger will be consummated in accordance with Section 251(h) of the DGCL. A vote of holders of Shares to adopt the Merger Agreement is not required in the event the Merger is consummated pursuant to Section 251(h) of the DGCL, which provides that, if a corporation owns more than 50% of the outstanding shares of each class and series of stock of a subsidiary corporation following the consummation of a tender offer, and subject to certain other conditions and limitations, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the stockholders of such other corporation. Therefore, if Purchaser owns more than 50% of the outstanding Shares, under applicable law, Purchaser and Parent will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares.

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15 — “Certain Legal Matters.”

Certain material United States federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, there occurs a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares, the Offer Price will be appropriately and proportionately adjusted to provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Company has provided us with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the Expiration Date, and not validly withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13 — “Conditions to the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Termination of the Merger Agreement” occur.

To the extent permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable law, we expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, we are not permitted to (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) decrease the maximum number of Shares sought to be purchased in the Offer; (iv) impose conditions to the Offer in addition to the Offer Conditions; (v) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement; (vi) change or waive the Minimum Condition; (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

We may provide additional cash consideration in addition to the Offer Price with the consent of the Company. If, on or before the Expiration Date, we provide additional cash consideration in addition to the Offer Price being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, as applicable, whether or not their Shares were tendered before the announcement of the increase in consideration.

We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, if as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion, extend the Offer on one or more occasions (for an additional period of up to ten business days per extension) to permit such Offer Condition to be satisfied. In certain circumstances, we are required by the terms of the Merger Agreement to extend the Offer beyond the initial Expiration Date. Subject to our rights to terminate the Merger Agreement in accordance with its terms, we must extend the Offer (i) as required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the NASDAQ Global Stock Market applicable to the Offer, (ii) if applicable, until any waiting period (and any extension thereof) under the HSR Act has expired or been terminated and (iii) if any Offer Condition (other than the Minimum Condition) is not satisfied by the then-scheduled Expiration Date and the Company requests that the Offer be extended to permit satisfaction of such Offer Condition(s). In addition, if the Minimum Condition is not satisfied by the then-scheduled Expiration Date but all other Offer Conditions (other than the Offer Condition requiring delivery of an officers’ certificate by the Company) have been satisfied or waived, then at the request of the Company, we must extend the Offer on up to two occasions for an additional period of up to ten business days per such extension to permit the Minimum Condition to be satisfied. However, in no event will Purchaser be required to, and without the Company’s consent, Purchaser will not, extend the Offer beyond January 15, 2019. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares. We have also agreed that we will promptly terminate the Offer, and will not acquire any Shares pursuant thereto, upon any valid termination of the Merger Agreement prior to the Expiration Date. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, to not accept for payment any Shares if, at the Expiration Date, any of the conditions to the Offer set forth in Section 13 — “Conditions to the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, to delay acceptance of Shares and to delay payment for Shares pending, if applicable, receipt of any governmental regulatory approval specified in Section 15 — “Certain Legal Matters.” See Section 13 — “Conditions to the Offer” and Section 15 — “Certain Legal Matters,” without prejudice to our rights set forth in Section 13 — “Conditions to the Offer.” Our reservation of the right to delay the acceptance of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination of the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release and making any appropriate filing with the SEC.

The Company has provided us with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration of the Offer, we will accept for payment, purchase and pay for, all Shares validly tendered (and not validly withdrawn) prior to the Expiration Date. We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, to not accept for payment any Shares if, at the Expiration Date, any of the conditions to the Offer set forth in Section 13 — “Conditions to the Offer” have not been satisfied.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 — “Procedures for Tendering Shares”) in lieu of the Letter of Transmittal), and (c) any other document required by the Letter of Transmittal or any other customary document required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered (and not validly withdrawn) prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. On the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstance will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantee, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other document required by the Letter of Transmittal or any other customary document required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantee, or an Agent’s Message in lieu of the Letter of Transmittal, and any other document required by the Letter of Transmittal or any other customary document required by the Depositary, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder (s) has not completed the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

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the certificates for such Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal or any other customary document required by the Depositary, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered or transmitted by email or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Shares delivered pursuant to the guaranteed delivery procedure will not be included in the determination of whether the Minimum Condition has been satisfied.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer prior to the Expiration Date only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a

Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary document required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstance will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal (or facsimile thereof) as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding. The purchase of the Shares is generally subject to information reporting by the Depositary (as the payor) to the applicable tax authorities. Information disclosed on an applicable IRS Form W-8 by Non-U.S. Holders (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) to the IRS by the Depositary may be disclosed to the local tax authorities of the Non-U.S. Holder under an applicable tax treaty or a broad information exchange agreement. Under the “backup withholding” provisions of United States federal income tax law, the Depositary (as the payor) may be required to withhold and pay over to the IRS a portion (currently, 24%) of the amount of any payments made by Purchaser to a stockholder pursuant to the Offer. In order to avoid backup withholding on payments of cash pursuant to the Offer, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that such TIN is correct and provide certain other certifications by completing and signing the IRS Form W-9 included with the Letter of Transmittal, or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established. Stockholders who are not U.S. persons should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) and associated documentation, if applicable, certifying, under penalties of perjury, to such stockholder’s foreign status in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a stockholder’s U.S. federal income tax liability provided that such stockholder furnishes the required information to the IRS in a timely manner.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Date as explained below. Further, if Purchaser has not accepted Shares for payment by December 3, 2018, which is the 60th day after the date of the commencement of the Offer, they may be withdrawn at any time prior to our acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.

5.	Material U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations and administrative and judicial interpretations of the Code and these regulations, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to stockholders who hold Shares as capital assets within the meaning of the Code (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules (including, but not limited to, small business investment companies, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, retirement plans, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies” and tax-exempt organizations), persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, dissenting stockholders who exercise appraisal rights with respect to their Shares, stockholders who hold their Shares as “qualified small business stock” or “section 1244 stock,” stockholders who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, or stockholders that acquired or hold Shares as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this summary does not address any U.S. federal estate or gift tax consequence, any aspect of the U.S. alternative minimum tax or Medicare tax on net investment income or any state, local or foreign tax consequence, of the Offer and the Merger.

This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer and the Merger, or transactions pertaining to Company Options that are canceled and converted into the right to receive cash, as the case may be, in connection with the Merger.

If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares, and persons treated as partners in such entities are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Shares who or that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or of any state or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S.-based court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under the applicable U.S. Treasury Regulations.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of Shares who or that is neither a U.S. Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.

U.S. Holders

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses by a U.S. Holder is subject to certain limitations.

Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain from the receipt of cash in exchange for Shares in the Offer or the Merger unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (i) such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (and such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•

the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the exchange and certain other conditions exist, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net of certain losses; or

•

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the consummation of the Offer or the Merger, as applicable, and (ii) the Non-U.S. Holder’s holding period in the Shares, and the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time during the applicable period. Non-U.S. Holders that actually or constructively own more than 5% of the Company’s common stock should consult their tax advisors regarding the process for requesting documentation from the Company to establish whether the Company is a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Stockholders tendering Shares pursuant to the Offer or the Merger may be subject to information reporting and backup withholding unless certain information is provided to the Depositary or an exemption applies. See

Section 3 — “Procedures for Tendering Shares” for a discussion regarding how to avoid backup withholding on payments of cash pursuant to the Offer, which discussion is generally applicable to payments of cash received in exchange for Shares pursuant to the Merger.

6.	Price Range of Shares; Dividends

The Shares are traded on NASDAQ under the symbol “SNMX.” The following table sets forth, for the periods indicated, the high and low sales prices per Share on NASDAQ as reported in published financial sources and the Company’s prior filings with the SEC.

	High	Low
Fiscal Year Ended December 31, 2016:
Quarter ended March 31, 2016	$3.85	$2.56
Quarter ended June 30, 2016	$3.74	$2.11
Quarter ended September 30, 2016	$4.85	$2.36
Quarter ended December 31, 2016	$4.17	$0.78

Fiscal Year Ended December 31, 2017:
Quarter ended March 31, 2017	$1.53	$0.93
Quarter ended June 30, 2017	$1.06	$0.81
Quarter ended September 30, 2017	$0.85	$0.56
Quarter ended December 31, 2017	$1.71	$0.62

Current Fiscal Year Ending December 31, 2018:
Quarter ended March 31, 2018	$1.50	$0.85
Quarter ended June 30, 2018	$1.50	$0.87
Quarter ended September 30, 2018	$1.49	$0.92
Current Quarter (through October 3, 2018)	$1.50	$1.48

On September 14, 2018, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price on NASDAQ during normal trading hours was $1.05 per Share. Therefore, the Offer Price of $1.50 per Share represents a premium of approximately 43% over the closing price of the Shares on September 14, 2018, the last full trading day before the public announcement of the Merger Agreement, and a premium of approximately 39% to the Company’s 30-day volume weighted average price (“VWAP”) per Share, before the public announcement of the Merger Agreement.

On October 3, 2018, the last full trading day before we commenced the Offer, the last reported closing price on NASDAQ during normal trading hours was $1.49 per Share.

The Company has never paid dividends on its capital stock. In the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Company indicated that it did not anticipate the payment of cash dividends in the foreseeable future, and that it intends to retain any future earnings for reinvestment in our business.

Additionally, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or other property) in respect of, its capital stock (including the Shares) or set any record date therefor. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

Effect of Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, and the Company will be the Surviving Corporation. At the effective time of the Merger, the certificate of incorporation of the Company will be amended and restated in its entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until further amended. Also at the effective time of the Merger, the bylaws of the Company will be amended and restated in their entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the bylaws of the Surviving Corporation until further amended. At the effective time of the Merger, the directors of Purchaser will become the directors of the Surviving Corporation and the officers of the Company will be the officers of the Surviving Corporation, each until their respective successors are duly elected or appointed.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

NASDAQ Listing. While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on any such NASDAQ market, the market for the Shares could be adversely affected. According to published guidelines of The NASDAQ Stock Market, LLC, NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, the Company has stockholders’ equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (f) (i) the Company has stockholders’ equity of less than $2.5 million, (ii) the market value of the Company’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

If NASDAQ were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act (with respect to “going private” transactions) would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the list of margin securities of the Federal Reserve Board or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning the Company

The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Company 10-K”) and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (the “Company June 2018 10-Q”), and is qualified in its entirety by reference to such reports. None of Parent, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Depositary.

The Company uses proprietary taste receptor technologies to discover, develop and commercialize innovative flavor ingredients for the packaged food, beverage and ingredient supply industries. The Company considers flavor ingredients to include flavors, such as savory and cooling, and flavors with modifying properties, such as sweet and salt taste modifiers and bitter blockers. Flavors with modifying properties is a term used by the flavor industry to describe ingredients that function as part of a flavor system to modify or enhance the flavor profile of a variety of food and beverages. The Company also has an ongoing effort to discover and develop natural high intensity sweeteners, or natural HIS. The Company believes its flavor ingredients, when added as part of a flavor system, will enable packaged food, beverage and ingredient supply companies to improve the nutritional profile (i.e., reduce calories) of their products while maintaining or improving taste and, in certain cases, generating cost of goods savings.

Historically, the Company has derived its revenues from collaborative agreements by licensing its flavor ingredients to its collaborators on an exclusive or co-exclusive basis and receiving royalties and commercial milestones upon commercialization. As of the Company June 2018 10-Q, the Company had collaborative agreements with several of the world’s leading packaged food, beverage and ingredient companies, including Ajinomoto Co., Inc., or Ajinomoto, Firmenich SA, an affiliate of Parent, and PepsiCo, Inc., or PepsiCo. Depending upon the collaboration, the Company’s collaboration agreements have generally provided for license fees, research and development funding, reimbursement of certain costs, milestone payments based upon the Company’s achievement of research or development goals and, in the event of commercialization, commercial milestones, minimum periodic royalties and royalties on sales of products incorporating the Company’s flavor ingredients. As the Company’s technology has evolved from concept to commercial products, the Company has shifted its licensing approach with respect to collaborations for its flavor ingredients and natural HIS. Rather than licensing flavor ingredients and natural HIS to a collaborator on an exclusive or co-exclusive basis, the Company has begun licensing its ingredients on a non-exclusive basis to expand the addressable market for commercialization. The Company believes this approach will allow greater commercialization and usage of its ingredients by multiple food, beverage and ingredient supply companies.

In addition to revenues from collaborative agreements, the Company has a complementary commercialization strategy whereby it sells certain of its flavor ingredients directly to flavor companies for re-sale to their food and beverage company customers. The flavor companies add value by incorporating the Company’s ingredients into proprietary flavor systems, which include a combination or variety of flavor ingredients, for their customers. To support this direct sales program, the Company has established relationships with third party manufacturers. The Company’s commercial revenues under the direct sales program are generated from sales of its flavor ingredients to flavor companies and other customers.

The Company has incurred significant losses since its inception in 1998. Its results of operations have fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon:

•

the ability and willingness of the Company’s product discovery, development and commercialization collaborators to commercialize products incorporating its flavor ingredients into food, beverage and ingredient products, on expected timelines, if at all;

•

the Company’s ability to enter into new product discovery, development and commercialization collaborations and technology collaborations and its payment obligations, expected revenues and other terms of any of the Company’s agreements;

•	the Company’s ability to grow its direct sales program;

•	the demand for the Company’s collaborators’ and other customers’ products containing the Company’s flavor ingredients;

•	the termination, expiration or amendment of any of the Company’s product discovery, development and commercialization collaboration agreements;

•	the Company’s receipt of milestone payments in any particular period;

•	the Company’s ability, or its collaborators’ ability, to successfully satisfy all pertinent regulatory requirements; and

•	general and industry specific economic conditions which may affect the Company’s collaborators’ research and development expenditures and commercialization efforts.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interest of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov. The Company also maintains an Internet website at www.senomyx.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Certain Prospective Financial Information. The Company provided Parent with selected unaudited projected financial information concerning the Company. Such information is described in the Company’s Schedule 14D-9, which is being filed with the SEC on the date of this Offer to Purchase and is being mailed to the Company’s stockholders on or about the date of this Offer to Purchase. The Company’s stockholders are urged to, and should, carefully read the Schedule 14D-9.

Sources of Information. Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources.

9.	Certain Information Concerning the Filing Persons

Each of Parent and Purchaser is a corporation incorporated under the laws of Delaware. Each of Parent and Purchaser has its principal office located at 250 Plainsboro Road, Plainsboro, New Jersey 08536 and each of Parent’s and Purchaser’s telephone number is (609) 452-1000.

Purchaser is a wholly owned subsidiary of Parent and was formed for the purposes of making the Offer, completing the process by which Purchaser will be merged with and into the Company and ancillary activities in connection with the Offer and the Merger. Purchaser has minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company, with the Company continuing as the Surviving Corporation.

Parent is an indirect wholly owned subsidiary of Firmenich International, SA, a Swiss company (“Firmenich International”), a holding company, which, through its subsidiaries (collectively, “Firmenich”), designs, manufactures, markets and distributes flavors and fragrances. Firmenich International is headquartered in Geneva, Switzerland, with its principal office located at 1 Route des Jeunes, 1227 Geneva, Switzerland. Firmenich International’s telephone number is +41 22 780 22 11. Firmenich is the world’s largest privately-owned company in the fragrance and flavor business. Founded in 1895, it has created many of the world’s best-known perfumes and flavors that billions of consumers enjoy each day. Its passion for smell and taste is at the heart of its success. It is renowned for its world-class research and creativity, as well as its thought leadership in sustainability and exceptional understanding of consumer trends. Each year, it invests 10% of its turnover in R&D, reflecting its continuous desire to understand, share and sublimate the best that nature has to offer. Firmenich had an annual turnover of 3.34 billion Swiss Francs at end June 2017.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of each of Purchaser, Parent and Firmenich International and certain other information are listed in Schedule A to this Offer to Purchase.

During the last five years, none of Purchaser, Parent, Firmenich International or, to the best knowledge of Purchaser Parent, and Firmenich International, any of the persons listed in Schedule A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase or Schedule B to this Offer to Purchase, none of Purchaser, Parent or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons listed in Schedule A to this Offer to Purchase, beneficially owns any equity security of the Company, and none of Purchaser, Parent or, to the knowledge of Parent and Purchaser, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

Except as described in the Tender Offer Statement on Schedule TO filed by Parent and Purchaser with the SEC pursuant to Rule 14d-3 under the Exchange Act (the “Schedule TO”), of which this Offer to Purchase forms a part, (i) there has not been any contact, transaction or negotiation between Purchaser, Parent, any of their respective subsidiaries or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that must be disclosed pursuant to the rules and regulations of the SEC, and (ii) none of Purchaser, Parent or, to the knowledge of Purchaser and Parent, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

10.	Background of the Offer; Contacts with the Company

Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and the Company

Collaborative Research, Development, Commercialization and License Agreements

The Company and Firmenich are parties to several royalty-based collaboration agreements, pursuant to which Firmenich has the following rights:

•	Exclusive worldwide rights to market S2383, the Company’s sucralose modifier, in all food and beverage product categories;

•	Non-exclusive worldwide rights to commercialize the Company’s S6973 sucrose modifier for virtually all food and specified beverage categories;

•	Non-exclusive worldwide rights to commercialize the Company’s S9632 sucrose modifier in virtually all food categories and selected beverages;

•	Non-exclusive worldwide rights for a specified period to commercialize the Company’s Sweetmyx S617 sucrose sweet taste modifier in virtually all food categories, and selected beverages.

•

Exclusive worldwide rights to S2227 and Coolmyx CL19, the Company’s novel cooling ingredients, for use in all product categories. Firmenich has commercialized S2227 in confection and oral care products.

Pursuant to the foregoing agreements, the Company received aggregate revenue of $1.6 million (25% of the Company’s total revenues ), $13.5 million (46% of the Company’s total revenues) and $6.7 million (29% of the Company’s total revenues) from Firmenich through June 30, 2018 and for 2017 and 2016, respectively.

In addition to the collaborative agreements, the Company has a commercialization and license agreement with Firmenich regarding the Company’s S2383 and S8475 sucralose modifier.

In December 2007, the Company and Firmenich SA entered into a Collaborative Research, Development, Commercialization and License Agreement (the “Cool Agreement”) to work for a three-year collaborative period to discover and develop novel flavor ingredients that may be used by Firmenich SA on an exclusive basis worldwide to impart a cool taste in flavor systems. In November 2010, the Cool Agreement was amended to extend the collaborative period until December 2012. In December 2012, the Cool Agreement was amended to extend the collaborative period until June 2013, which marked the end of the collaborative period. Under the Cool Agreement, Firmenich SA agreed to pay research fees and specified payments upon the achievement of milestones. Firmenich SA also agreed to reimburse the Company for a portion of the costs associated with the development and regulatory approval process of flavor ingredients that it selects for development, as well as a portion of certain expenses that the Company incurs related to the research program. In addition, following the receipt of regulatory approval in 2014 of a discovered flavor ingredient, the Company is entitled to minimum periodic royalties and royalties on sales of products containing the discovered flavor ingredient until the expiration of relevant patents. In November 2017, the Cool Agreement was amended to grant Firmenich SA an exclusive license to an additional approved flavor ingredient and related analogs, and to expand the licensed product categories to include all applications in the flavor, oral care and consumer product markets. In addition, the November 2017 amendment suspended Firmenich SA’s royalty obligations from 2018 through 2020; such royalty obligations shall resume on January 1, 2021. In exchange for the exclusive license, expansion of rights and suspension of royalty obligations, the Company received a nonrefundable cash payment of $10.0 million in November 2017. The Cool Agreement was amended and restated in February 2018. Under the Cool Agreement, as amended, through December 31, 2017, the Company has received $19.5 million in research and development funding, cost reimbursements, milestones, license fees and royalty payments. The Company is entitled to receive royalties on future net sales of products containing a discovered flavor ingredient beginning in 2021 until the expiration of relevant patents. This summary and description of the Cool Agreement is qualified in its entirety by reference to the Amended and Restated Collaborative Research, Development, Commercialization and License Agreement, dated February 7, 2018, which is included as Exhibit 10.31 to the Annual Report on Form 10-K/A filed by the Company on August 15, 2018 and incorporated herein by reference.

In November 2008, the Company entered into a second collaboration agreement with Firmenich for S2383 and S8475, the Company’s novel modifier of the high intensity sweetener sucralose. Under the agreement, Firmenich agreed to make royalty payments to the Company based on sales of S2383 and S8475 when it is sold on either a stand-alone basis or within a flavor system. The Company has received royalty payments under this collaboration.

On July 28, 2009, the Company and Firmenich SA entered into a Collaborative Research, Development, Commercialization and License Agreement (the “Sweet Agreement”) to work for a minimum two-year collaborative period to discover novel flavor ingredients intended to modify the sweet taste of sucrose, fructose or various forms of rebaudioside. The Sweet Agreement included three consecutive options of one year each that could further extend the collaborative research funding period. The Sweet Agreement was subsequently amended in October 2009, pursuant to which Firmenich SA agreed to pay a license fee, payable in three installments, research and development fees and specified payments upon the achievement of milestones. In the event of commercialization, the Company is entitled to receive royalties on future sales of products containing a discovered flavor ingredient. In October 2010, the Sweet Agreement was further amended to include, among other things, commercial development of S6973, the Company’s novel sucrose modifier, for specific beverage applications. The October 2010 amendment also converted Firmenich SA’s license for use of S6973 in powdered beverages from co-exclusive to exclusive and granted Firmenich SA an exclusive right to commercialize any compound that it selects for development for use in confectionary food products. In return, under the terms of the October 2010 amendment, the Company received an additional license fee, and incremental milestone payments and minimum annual royalties. In November 2010, Firmenich SA exercised its option to expand the companies’ agreement to include the discovery, development, and worldwide commercialization of natural flavor ingredients that modify the taste of sucrose, fructose, and various forms of rebaudioside. In consideration of the expansion of the agreement, Firmenich SA paid the Company additional research funding as well as milestones, minimum annual royalties, and royalties on sales of natural sweet enhancers developed under the collaboration. In April

2013, the Sweet Agreement was amended and restated to extend the collaborative research period through July 2016, subject to limited termination rights. Firmenich SA paid an additional non-refundable license fee of $5 million, of which $4 million was paid in 2013 and the remaining $1 million was paid at the end of the research period. Firmenich SA also paid approximately $13 million in research funding over the three-year extension period from July 2013 through July 2016. Firmenich SA continues to have obligations for other milestone payments, cost reimbursements and royalty payments under an increased royalty rate structure based upon Firmenich SA sales of flavor ingredients developed under the collaboration. In connection with the Sweet Agreement, as amended, the Company recognized development revenues of $0.3 million, $3.7 million and $6.2 million for the years ended December 31, 2017, 2016 and 2015, respectively. Through December 31, 2017, the Company has received $58.6 million in license fees, research and development funding and cost reimbursements and milestones. This summary and description of the Sweet Agreement is qualified in its entirety by reference to the Amended and Restated Collaborative Research, Development, Commercialization and License Agreement, dated April 9, 2013, which is included as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Company on August 1, 2013 and incorporated herein by reference.

Background of the Offer and Merger

The following contains a description of material contacts between representatives of Firmenich, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement. For a review of the Company’s activities relating to these material contacts, please refer to the Company’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

The following chronology does not purport to catalogue every conversation among the members of the Company Board or of the board of directors of Firmenich, members of the Company’s management, members of Firmenich management, other Company representatives, or other representatives of Firmenich.

On July 7, 2017, Mr. Marios Broustas, Mergers & Acquisitions director of Firmenich, was approached by telephone by a representative of Conexus Capital Advisors, Inc. (“Conexus”) to gauge Firmenich’s interest in the acquisition of the CL19 family of the Company’s cooling ingredients. In addition to evaluating the acquisition of the cooling ingredients, Firmenich decided to simultaneously evaluate the acquisition of the entire Company.

On October 21, 2017, Mr. Gilbert Ghostine, Chief Executive Officer of Firmenich International, contacted Mr. John Poyhonen, President and Chief Executive Officer of the Company, to schedule a call for October 22, 2017 to discuss the possible acquisition of the entire Company by Firmenich.

On October 22, 2017, Mr. Ghostine and Mr. Eric Nicolas, Chief Financial Officer, of Firmenich International SA provided the Company Board with an unsolicited, written non-binding offer, which provided for an all-cash acquisition of the entire equity interest in the Company at a price of $1.10 per Share, which represented a 20% premium to the closing price of $0.92 per Share on the trading day immediately preceding the submission of the offer to the Company. The offer was subject to a number of conditions, including completion of due diligence, negotiation of definitive documents and approval by Firmenich’s board of directors. Firmenich indicated a desire to move expeditiously to enter into a definitive agreement. Mr. Poyhonen communicated to Mr. Ghostine that the Company was, at the time, negotiating with a third party that was interested in acquiring a significant, but less than 100%, stake in the Company at a significantly higher valuation.

On October 25, 2017, Mr. Poyhonen informed Mr. Ghostine via email that the Company would respond to Firmenich’s unsolicited, written non-binding offer following the Company Board’s review of the same on October 27, 2017.

On October 26, 2017, at the direction of Firmenich, a representative of Piper Jaffray & Co., financial advisor to Firmenich (“Piper”), contacted Mr. Poyhonen to inquire as to whether the Company had engaged financial or legal advisors.

On October 27, 2017, Mr. Poyhonen informed Mr. Ghostine that the Company Board was continuing to evaluate Firmenich’s unsolicited offer, as well as the potential sale of the Company’s CL19 family of cooling ingredients.

Mr. Poyhonen further informed Mr. Ghostine that the Company Board was evaluating Firmenich’s offer in comparison to a transaction the Company was negotiating with another party for a broad collaboration that included an equity component for the purchase of less than 100% of the equity interests in the Company, and that the Company Board was in favor of such offer over Firmenich’s offer given, among other things, the $1.10 per share price initially proposed by Firmenich.

On October 29, 2017, Mr. Ghostine delivered to Mr. Poyhonen a revised non-binding offer via e-mail, which provided for an all-cash acquisition of the entire equity interest in the Company at a price of $1.20 per Share, which represented a 36% premium to the closing price of $0.88 per Share on the trading day immediately preceding the submission of the offer to the Company. The offer was subject to the same conditions as the prior offer that Firmenich had delivered.

On October 31, 2017, Mr. Poyhonen informed Mr. Ghostine that the Company Board rejected Firmenich’s revised offer of October 29, 2017, in favor of pursuing an offer from a third party for less than 100% of the equity interests in the Company, which Mr. Poyhonen informed Mr. Ghostine comprised a cash investment in the Company in exchange for an ownership interest of up to 19.9%. On that same date, Mr. Poyhonen again proposed that Firmenich consider negotiating to acquire the Company’s CL19 family of cooling ingredients.

On November 2, 2017, Mr. Ghostine informed Mr. Poyhonen that Firmenich would be willing to discuss the acquisition of the Company’s CL19 family of cooling ingredients.

On November 6 and 7, 2017, Mr. Poyhonen and a representative of Conexus met with Mr. Broustas and Mr. Imad Farhat, a representative of Firmenich, in New York City to discuss a potential acquisition of the Company’s CL19 family of cooling ingredients by Firmenich. There were several subsequent telephonic discussions between representatives of the Company, Firmenich and Conexus in the following days prior to reaching agreement.

On November 13, 2017, the Company and Firmenich SA entered into an amendment to the existing Collaborative Research, Development, Commercialization and License Agreement by and between Firmenich SA and the Company, dated as of December 14, 2007, as amended, which provided for, among other things, the grant to Firmenich SA of an exclusive license to CoolmyxTM CL19 and related cooling ingredients in all product categories and a license expansion for product categories covering applications in the flavor, oral care and consumer product markets. Under the terms of the amended agreement, the Company received an upfront payment of $10 million for the exclusive license and pre-payment of royalty obligations under the amended agreement covering the period from 2018 through 2020. Under the terms of the amended agreement, Firmenich’s royalty payment obligations will resume in 2021 and will continue through the length of the agreement.

On March 6, 2018, because of the Company’s existing collaboration and relationship with Firmenich and the prior interest Firmenich had expressed in acquiring the Company, Mr. Poyhonen contacted Mr. Ghostine to inform him that the Company would be publicly announcing and launching a review of its strategic alternatives, and to inquire about whether Firmenich had any interest in participating in the strategic process.

On March 8, 2018, the Company announced its financial results for the fourth quarter and fiscal year ended December 31, 2017. In connection with that announcement, the Company also announced that it had engaged a financial advisor to pursue a range of strategic alternatives.

On March 20, 2018, the Company announced that the Company had retained Needham & Company, LLC (“Needham & Company”) and Conexus to explore and evaluate all available strategic options, with Needham & Company acting as the lead financial advisor and Conexus serving as an additional strategic advisor. On the same day, Mr. Broustas spoke with Mr. Poyhonen about the Company’s strategic process. Mr. Poyhonen informed Mr. Broustas that he expected that diligence materials would become available in early April 2018 and that an information package regarding the Company and the strategic process would be circulated around that timeframe. Due dates for initial proposals and final bids remained to be determined at that time.

On March 22, 2018, at the direction of Firmenich, a representative of Piper contacted a representative of Needham & Company about the Company’s strategic process and expected timeline. The substance of that conversation was similar to the substance of the March 20, 2018 conversation between Messrs. Broustas and Poyhonen as described above.

On March 29, 2018, Firmenich and the Company scheduled a management presentation to be given by representatives of the Company to representatives of Firmenich for May 10, 2018 in San Diego, California. On that same date, representatives of Firmenich delivered to representatives of the Company a proposed agenda and discussion topics for the management presentation.

On April 9, 2018, a representative of Needham & Company confirmed that due diligence materials would be made available prior to the management presentation that was scheduled for May 10, 2018.

On or about April 13, 2018, Firmenich entered into a confidentiality agreement (the “Confidentiality Agreement”) with the Company, which included customary non-disclosure and standstill provisions. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Confidentiality Agreement” for additional information regarding the Confidentiality Agreement.

On April 17, 2018, Firmenich and the Company rescheduled the management presentation that had been scheduled for May 10, 2018 to May 1, 2018.

On April 20, 2018, the Company provided Firmenich with access to an online data room. Beginning from this date and continuing through early September 2018, representatives of the Company’s management team participated in due diligence question and answer calls and meetings with representatives of Firmenich, and Firmenich continued to perform its due diligence review of the Company.

On May 1, 2018, representatives of Firmenich attended the management presentation given by representatives of the Company in San Diego. The management presentation included a review of the Company’s business, R&D programs and capabilities, organization, intellectual property, product pipeline, commercialization models (including collaborations and direct sales), business development and financial forecasts. In the days following this meeting, Mr. Poyhonen and representatives of Needham & Company shared with representatives of Firmenich and Piper additional information responsive to questions raised during the management presentation.

On May 7, 2018, Firmenich followed up with Needham & Company to communicate its continued interest and reiterate its need to review the requested intellectual property information. On that same date, at the direction of the Company, representatives of Needham & Company distributed an initial bid instruction letter to Firmenich. The letter solicited offers to purchase Senomyx as a whole, as well as to acquire specified assets, and it set a deadline for submitting a written, preliminary proposal letter of May 18, 2018.

On May 9, 2018, Firmenich delivered an additional information request to Needham & Company.

On May 17, 2018, representatives of Needham & Company and Piper had a call to discuss the status of Firmenich’s progress towards obtaining the requisite internal approvals to issue a proposal.

On May 18, 2018, Firmenich provided representatives of Needham & Company with an initial non-binding proposal which provided for an all-cash acquisition of all of the Shares at a price of $1.40 per Share, which represented a 36% premium to the closing price of $1.03 per Share on the trading day immediately preceding the Company’s March 20, 2018 announcement that it had retained Needham & Company and Conexus. The proposal was subject to a number of conditions, including completion of due diligence, negotiation of definitive documents and approval by Firmenich’s board of directors. Firmenich again expressed a desire to move expeditiously to enter into a definitive agreement. The closing price for the Shares on May 18, 2018 was $1.42 per Share.

On May 30, 2018 and June 1, 2018, representatives of Piper and Needham & Company held calls to discuss Firmenich’s May 18, 2018 proposal. A representative of Needham & Company communicated that (i) the Company Board had determined that Firmenich’s offer price of $1.40 per Share in the proposal was insufficient and that Firmenich’s offer price understated the potential of siratose and other R&D developments, (ii) the Company was continuing to pursue a range of potential strategic options, including the sale of a minority stake in the Company, and (iii) the Company Board had requested a second, non-binding bid on June 25, 2018 prior to allowing Firmenich to perform additional diligence, particularly with respect to commercially sensitive matters. The Piper representatives followed up with an information request covering highly sensitive intellectual property topics.

On June 7, 2018, representatives of Firmenich, Piper, the Company and Needham & Company held a call to discuss exclusivity and other matters. The Company communicated a need to maintain a level playing field in the process by not granting exclusivity. In addition, the parties discussed the Company’s responses to Firmenich’s information request that would be necessary for Firmenich to review in order to evaluate and consider an increase in its May 18, 2018 offer price of $1.40 per Share. The Company’s management expressed reluctance to disclose sensitive intellectual property information unless Firmenich improved its proposal.

On June 11, 2018, a representative of Needham & Company, at the direction of the Company, distributed a second bid instruction letter to Firmenich. The letter indicated a deadline for submitting a written, non-binding proposal letter no later than June 25, 2018. In addition, on June 19, 2018, a draft merger agreement prepared by Cooley, LLC, legal advisor to the Company (“Cooley”), was made available in the electronic data room. The draft merger agreement contemplated a two-step acquisition of the Company via a cash tender offer for all of the Shares, conditioned on, among other things, the Minimum Condition, and a subsequent merger under Section 251(h) of the DGCL. In addition, the draft merger agreement contemplated, among other things, a termination fee payable by the Company under certain customary conditions in an amount equal to 2.5% of the aggregate equity value of the transaction. The second bid instruction letter requested that Firmenich submit its proposed revised draft of the merger agreement with its next proposal.

Between June 11, 2018 and continuing through June 25, 2018, Firmenich continued its due diligence review of the Company.

On June 21, 2018, at the direction of Firmenich, a representative of Piper spoke with a representative of Needham & Company regarding the offer price, fairness opinion, synergies and tax structure.

On June 25, 2018, Firmenich submitted a revised non-binding proposal for an all-cash acquisition of all of the Shares at a price of $1.45 per Share, which represented a 41% premium to the closing price of $1.03 per Share on the trading day immediately preceding the Company’s March 20, 2018 announcement that it had retained Needham & Company and Conexus. The proposal also requested a 20-day exclusivity period and was subject to a number of other conditions, including completion of due diligence, negotiation of definitive documents and approval of Firmenich’s board of directors. Firmenich again indicated a desire to move expeditiously to enter into a definitive agreement. In lieu of submitting a mark-up of the draft merger agreement, Firmenich submitted an issues list prepared by Duane Morris LLP, counsel to Parent and Purchaser (“Duane Morris”), with its proposal. The issues list contained a proposed termination fee payable by the Company under certain customary conditions in an amount equal to $4 million. The closing price for the Shares on June 25, 2018 was $1.18 per Share.

On June 26, 2018, Mr. Broustas and Mr. Jean-Philippe Lebudel of Firmenich met with representatives of Needham & Company and Conexus in New York, New York to discuss, among other things, Firmenich’s

June 25, 2018 proposal and Firmenich’s ability to increase its offer price from $1.45 per Share. In addition, the parties again discussed obtaining access via the online data room to sensitive intellectual property information that would be necessary for Firmenich to complete its due diligence.

On July 3, 2018, a representative of Needham & Company, at the direction of the Company, spoke with Mr. Broustas and a representative of Piper regarding a counterproposal of $1.60 per share plus the issuance of contingent value rights tied to specified development and sales milestones with a value of up to $0.70 per Share, assuming each of the proposed milestones was achieved, and indicating that the contingent value rights had been included to reflect the potential long term value and uncertainty associated with the siratose and API bitter blocker programs. In addition, Needham & Company indicated that the Company would not agree to exclusivity and that it needed to receive a full mark-up of the merger agreement as a prerequisite to proceeding with the next stage of due diligence.

On July 10, 2018, Cooley and Duane Morris discussed via telephone the issues list prepared by Duane Morris that was delivered with Firmenich’s revised non-binding proposal submitted on June 25, 2018.

On July 11, 2018, Firmenich submitted an addendum to its June 25, 2018 proposal reaffirming its desire for an all-cash acquisition of all of the Shares at a price of $1.45 per Share and stating that Firmenich might be open to the possibility of issuing contingent value rights pending receipt of sufficient information in the next phase of due diligence. The addendum requested (i) that the parties enter into a 20-day exclusivity arrangement on or before July 16, 2018, with the expectation that the parties would enter into definitive agreements and announce the transaction at the end of the exclusivity period, and (ii) that the Company provide a sample of siratose in order to evaluate the viability of the product. The addendum provided that all other elements of Firmenich’s June 25, 2018 proposal remained unchanged. The closing price for the Shares on July 11, 2018 was $1.21 per Share.

From July 11 to July 16, 2018, Firmenich reached out to the Company a number of times to discuss its most recent proposal.

On July 16, 2018, Needham & Company, at the direction of the Company, delivered a letter from the Company to Firmenich informing Firmenich that Firmenich’s July 11, 2018 addendum to its June 25, 2018 proposal was not acceptable because Firmenich did not commit to the issuance of contingent cash payments. Further, the Company’s letter reiterated the previously communicated position that the Company would not provide a sample of siratose or agree to exclusivity without agreement on valuation and receipt of a full mark-up of the merger agreement.

On July 17, 2018, representatives of Firmenich, Piper and Needham & Company discussed the Company’s July 16, 2018 response to Firmenich’s July 11, 2018 addendum to its June 25, 2018 proposal and next steps. Firmenich reaffirmed the cash component of its most recent proposal and reiterated that Firmenich could consider a contingent value rights component. In addition, it was agreed that a meeting would be held in San Diego to finalize due diligence in order to enable Firmenich to better evaluate whether it wished to further revise its offer.

On July 21, 2018, a representative of Needham & Company, at the request of the Company, contacted Mr. Broustas to inform him that the Company agreed to hold a due diligence meeting in San Diego and that the Company also requested that Firmenich share its key assumptions with respect to siratose and the bitter blocker API. In addition, the Company requested that Firmenich provide a mark-up of the draft merger agreement.

On July 26, 2018, representatives of Needham & Company and Firmenich discussed and agreed on a timetable and agenda for in-person due diligence meetings to be held in San Diego. Firmenich submitted an extensive follow up information request and the parties began negotiating a material transfer agreement for a sample of siratose to be provided to Firmenich. In addition, Duane Morris sent a revised draft of the merger agreement to

Cooley, which reflected, among other things, a proposed $4 million termination fee and the addition of a closing condition with respect to dissenting stockholders.

On August 3, 2018, Firmenich and the Company entered into a Material Transfer Agreement for the provision of samples of siratose for evaluation by Firmenich, which was transferred to Firmenich on August 6, 2018.

During the course of August 6 and 7, 2018, representatives of Firmenich and the Company met to discuss certain due diligence matters, including commercial, technology and intellectual property, organizational structure and personnel matters.

From August 7, 2018 through September 7, 2018, Firmenich continued its due diligence and evaluation of the transaction.

On August 11, 2018, Cooley delivered to Duane Morris a mark-up of the draft merger agreement and a non-binding term sheet for the material terms of the contingent cash payments. Cooley’s revised draft of the merger agreement reflected the removal of the closing condition with respect to dissenting stockholders, a proposed termination fee equal to 3% of equity value, excluding the value of any contingent value rights, and the issuance of contingent value rights.

On August 29, 2018, Cooley and Duane Morris had a conference call to discuss open issues in the merger agreement.

On September 6, 2018, Mr. Broustas verbally communicated to a representative of Needham & Company that Firmenich’s board had authorized a proposal that increased the purchase price to $1.50 per Share, rejected the contingent value rights concept and included a $4 million termination fee. The closing price per Share on this date was $1.12.

On September 7, 2018, Firmenich submitted a final written non-binding proposal for an all-cash acquisition of the entire equity interest in the Company at a price of $1.50 per Share, which represented a 46% premium to the closing price of $1.03 per Share on the trading day immediately preceding the Company’s March 20, 2018 announcement that it had retained Needham & Company and Conexus. The proposal did not include any contingent cash payments and included a $4 million termination fee. The proposal was subject to negotiation of definitive documents. Firmenich again indicated a desire to move expeditiously to enter into a definitive agreement. The closing price for the Shares on September 7, 2018 was $1.10 per Share.

On September 10, 2018, Mr. Broustas spoke with a representative of Needham & Company who indicated that the Company would not formally respond to Firmenich’s proposal prior to receiving a revised draft of the merger agreement. Later on the same day, Duane Morris delivered a revised draft of the merger agreement to Cooley that was consistent with Firmenich’s September 6, 2018 proposal.

On September 11, 2018, a representative of Needham & Company verbally delivered a counter-proposal to Mr. Broustas of $1.60 per Share and a termination fee payable by the Company under certain customary conditions in an amount equal to 3.5% of the aggregate equity value of the transaction.

On September 12, 2018 Mr. Broustas re-iterated the price of $1.50 per Share and indicated that Firmenich could potentially revisit its position on the termination fee. The closing price for the Shares on September 11, 2018 was $1.04 per Share.

During the course of September 12, 2018, there were a series of calls among representatives of Firmenich, Piper and Needham & Company to discuss the Company’s most recent proposal. Firmenich declined to raise the per Share price from $1.50, but agreed to reduce the termination fee to $3 million and to proceed on an expedited timeline to announce the transaction prior to market open on September 17, 2018. Cooley distributed a revised draft of the merger agreement and draft disclosure schedules. Duane Morris distributed a draft of the tender and support agreement.

On September 14, 2018, Duane Morris distributed a revised draft of the merger agreement and comments on the Senomyx disclosure schedules. Cooley circulated comments on the draft tender and support agreement.

On September 15, 2018, Cooley distributed revised drafts of the merger agreement, tender and support agreement and disclosure schedules.

During the day on September 16, 2018, Cooley and Duane Morris exchanged drafts and had a series of phone calls to finalize the merger agreement. Cooley also circulated a revised draft of certain disclosure schedules.

On September 16, 2018, the Company Board met to review the definitive merger agreement and the transactions contemplated thereby and approved the same. The Merger Agreement was subsequently executed and delivered on September 16, 2018. Concurrent with the execution of the Merger Agreement, each of our directors and named executive officers, beneficial holders of approximately 2.52% of the outstanding Shares in the aggregate, entered into the Support Agreement pursuant to which they agreed to tender such Shares in the Offer to be made pursuant to the Merger Agreement. The closing price for the Shares on September 14, 2018, the trading day immediately preceding September 16, 2018, was $1.05 per Share.

On the morning of September 17, 2018, prior to the opening of trading of Shares on NASDAQ, Firmenich and the Company issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer.

On October 4, 2018, Purchaser commenced the Offer and Parent and Purchaser filed with the SEC the Schedule TO, of which this Offer to Purchase forms a part. The closing price for the Shares on October 3, 2018, the last trading day before the commencement of the Offer, was $1.49 per Share.

11.	Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer and Plans for the Company

The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all of the stock of the Company not purchased pursuant to the Offer or otherwise subject to the terms and conditions set forth in the Merger Agreement. Stockholders of the Company who tender their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in the Company. On the other hand, after tendering their Shares in the Offer or having their Shares canceled in the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company stock.

If the Minimum Condition is satisfied, the other Offer conditions have been satisfied or waived (to the extent so waivable by the terms of the Merger Agreement), and Purchaser accepts Shares for payment pursuant to the Offer, the Merger will be consummated in accordance with Section 251(h) of the DGCL. See “Summary of the Merger Agreement — The Merger” below. At the effective time of the Merger, the certificate of incorporation of the Company, as amended, will be amended and restated in its entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until further amended. Also at the effective time of the Merger, the bylaws of the Company, as amended, will be amended and restated in their entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the bylaws of the Surviving Corporation until further amended. At the effective time of the Merger, the directors of Purchaser will become the directors of the Surviving Corporation and the officers of the Company will be the officers of the Surviving Corporation, each until their respective successors are duly elected or appointed. Following the Merger, Parent intends to consider whether further changes to the roster of officers is necessary or advisable in order to facilitate the integration of the Surviving Corporation into the Parent’s group of companies. See “Summary of the Merger Agreement — The Merger” below.

Except as otherwise provided herein, it is expected that, following the Merger, the business and operations of the Company will ultimately become part of Firmenich and over time will be integrated into its business. Firmenich International, Parent and Purchaser intend to conduct a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel following the Merger, and will consider what changes, if any, would be desirable in light of the circumstances that exist upon completion of the Merger. Firmenich International’s, Parent’s and Purchaser’s plans may change based on further analysis, including changes in the Company’s business, corporate structure, charter, bylaws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, Parent and Purchaser have no current plan with respect to any of such matters.

If, for any reason following completion of the Offer, the Merger is not consummated, Parent, Purchaser and their affiliates reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Except as disclosed in this Offer to Purchase, none of Firmenich International, Parent or Purchaser has any present plan or proposal that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in the Company’s capitalization, corporate structure or business. After the Merger, Parent may cause the Surviving Corporation to be transferred to one or more of its affiliates for internal structuring reasons, but no such transfer will affect Parent’s obligations under the Merger Agreement.

Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, and which is incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser. Such information can be found elsewhere in this Offer to Purchase and in the other public filings the Company and Parent make with the SEC, which are available without charge at www.sec.gov. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of the Company, Purchaser or Parent without considering the entirety of public disclosure about them as set forth in their respective filings with the SEC. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or in public disclosures by the Company.

The Offer

The Offer. Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Condition and the other conditions that are described in Section 13 — “Conditions to the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”). Subject to the satisfaction of the Minimum Condition and the satisfaction (or waiver by Parent) of the other Offer Conditions, the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment and pay for all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Expiration Date. Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer, which will occur on November 2, 2018, following the expiration of the Offer, unless one or more Offer Conditions is not satisfied as of such date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement, is referred to herein as the “Offer Acceptance Time,” and the date and time at which the Offer Acceptance Time occurs is referred to herein as the “Offer Closing.” The Offer may not be withdrawn prior to the Expiration Date (including any rescheduled Expiration Date) unless the Merger Agreement is terminated in accordance with its terms.

Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, we are not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose conditions to the Offer in addition to the Offer Conditions;

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amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•	change or waive the Minimum Condition;

•	extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Parent is required to cause Purchaser to extend the Expiration Date. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Purchaser must extend the Offer:

•	as required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the NASDAQ Global Stock Market applicable to the Offer;

•	if applicable, until any waiting period (and any extension thereof) under the HSR Act has expired or been terminated; and

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if, as of the then-scheduled Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived and the Company requests that the Offer be extended to permit satisfaction of such Offer Condition(s).

In addition, if the Minimum Condition is not satisfied by the then-scheduled Expiration Date but all other Offer Conditions (other than the Offer Condition requiring delivery of an officers’ certificate by the Company) have been satisfied or waived, then at the request of the Company, we must extend the Offer on up to two occasions for an additional period of up to ten business days per such extension to permit the Minimum Condition to be satisfied.

However, notwithstanding the foregoing, Purchaser is not required to, and without the Company’s consent, may not, extend the Offer beyond January 15, 2019. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

Purchaser has agreed that it will (and Parent has agreed to cause Purchaser to) promptly terminate the Offer, and will not acquire any Shares pursuant thereto, upon any valid termination of the Merger Agreement prior to the Offer Acceptance Time.

Offer Conditions

The Offer Conditions are described in Section 13 — “Conditions to the Offer”

The Merger

The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company, and the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation in the Merger. The Merger will be governed by Section 251(h) of the DGCL and will be effected as promptly as practicable following (but in any event on the same date as) the Offer Acceptance Time without a vote on the adoption of the Merger Agreement by Company stockholders.

The certificate of incorporation and bylaws of the Surviving Corporation at and immediately after the Effective Time will be in the forms attached to the Merger Agreement as Exhibits B and C, respectively.

The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:

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there must not have been issued by any governmental body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any action have been taken, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger, by any governmental body, which directly or indirectly prohibits, or makes illegal, the consummation of the Merger; and

•	Purchaser (or Parent on Purchaser’s behalf) must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

Conversion of Capital Stock at the Effective Time. In the Merger, each Share outstanding immediately prior to the Effective Time (other than any Shares (i) held by the Company (or held in the Company’s treasury), which Shares will be cancelled and cease to exist at the effective time of the Merger, (ii) held by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent, which Shares will be cancelled and cease to exist at the effective time of the Merger and (iii) held by the Company’s stockholders who properly exercise and perfect appraisal rights for such Shares in the time and manner provided in Section 262 of the DGCL and have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive the Offer Price (or any greater price per Share paid in the Offer) in cash, without interest thereon (the “Merger Consideration”) and less any applicable withholding taxes.

Each share of the common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares other than the right to receive, upon surrender stock of certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Shares of a holder who exercises appraisal rights in accordance with the DGCL, the rights set forth in Section 262 of the DGCL.

Treatment of Company Options. Pursuant to the terms of the Merger Agreement, (i) each Company Option that is outstanding as of immediately prior to the Effective Time will become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time and (ii) as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Company Option that is then outstanding and unexercised as of immediately before the Effective Time will be cancelled and converted into the right to receive cash in an amount equal to the product of (1) the total number of Shares subject to such fully vested Company Option immediately prior to the Effective Time, multiplied by (2) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such Company Option.

Representations and Warranties. In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters, such as due organization, good standing and subsidiaries;

•	organizational documents;

•	capitalization;

•	financial statements and SEC filings;

•	absence of certain changes or events;

•	title to assets;

•	real property and leases;

•	intellectual property;

•	material contracts;

•	absence of undisclosed liabilities;

•	compliance with legal requirements;

•	regulatory matters;

•	compliance with anti-corruption laws;

•	governmental authorizations;

•	tax matters;

•	employee and employee benefit plan matters;

•	environmental matters;

•	insurance;

•	absence of litigation, arbitration, similar proceedings and governmental orders;

•	customers and suppliers;

•	Company products;

•	authority in connection with the Merger Agreement and the recommendation of the Company Board with respect to the Offer;

•	state takeover laws, including Section 203 of the DGCL;

•	no Company stockholder approvals required following the Offer Acceptance Time;

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required consents, notices and approvals, and the absence of conflicts with and violations or breaches of, or defaults under, or the creation of any encumbrance on any of the Company’s or its subsidiaries assets pursuant to, organizational documents, contracts, laws and governmental authorizations;

•	the opinion of the Company’s financial advisor;

•	brokers and other advisors; and

•	confidentiality.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, violation, inaccuracy, circumstance or other matter that (i) has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company, taken as a whole or (ii) has prevented or materially delayed, or could reasonably be expected to prevent or materially delay, the consummation by the Company of the Offer or the Merger. However, for purposes of the foregoing clause (i), none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect:

•	any change in the market price or trading volume of the Company’s stock;

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any event, occurrence, circumstance or other matter to the extent directly resulting from the announcement or pendency of the transactions contemplated by the Merger Agreement (other than for purposes of representations and warranties addressing the effect of the execution, delivery and performance of the Merger Agreement or the consummation of such transactions);

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any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which the Company operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable;

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any event, circumstance, change or effect to the extent arising directly or indirectly from fluctuations in the value of any currency, except to the extent that the Company is adversely affected disproportionately relative to the other participants in the industries in which the Company operates or the economy generally, as applicable;

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any event, circumstance, change or effect to the extent arising directly or indirectly from any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Company relative to other participants in the industries in which the Company operates or the economy generally, as applicable;

•	the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company;

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any adverse effect to the extent arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company;

•	any event, occurrence, circumstance, change or effect resulting or arising from Parent’s or Purchaser’s breach of the Merger Agreement;

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any event, occurrence, circumstance, change or effect to the extent arising directly or indirectly from or otherwise directly relating to any change in any legal requirement or GAAP (or authoritative interpretations of any legal requirement or GAAP), except to the extent that the Company is adversely affected disproportionately relative to the other participants in the industries in which the Company operates or the economy generally, as applicable;

•	any matters disclosed in certain parts of the Company’s confidential disclosure letter to the Merger Agreement; and

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any event, occurrence, circumstance, change or effect resulting or arising from (a) delays in the GRAS determination for the Company’s siratose product or (b) the submission by a pharmaceutical company of a drug master file with the FDA for the Company’s BB68 product, provided that the information provided by the Company to such pharmaceutical company is accurate.

However, the exceptions in the first and sixth bullet points set forth above will not prevent the underlying cause of any such decline, failure or result referred to therein (if not otherwise falling within any of the exceptions provided by second through fifth bullet points or the seventh through ninth bullet points set forth above) from being taken into account in determining whether there has been, or could be reasonably be expected to be, a Material Adverse Effect.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to, among other things:

•	corporate matters, such as due organization and good standing;

•	Purchaser’s business activities and Parent’s ownership of Purchaser;

•	authority in connection with the Merger Agreement;

•	required consents and approvals, and the absence of conflicts with and violations or breaches of, or defaults under, organizational documents, contracts, laws and governmental authorizations;

•	accuracy of information supplied for the Offer and the Schedule 14D-9;

•	absence of litigation, arbitration and similar proceedings with respect to the Merger;

•	the availability of funds to consummate the Offer and the Merger;

•	ownership of securities of the Company;

•	independent investigation of the Company;

•	non-reliance on the Company’s estimates, projections, forecasts, forward-looking statements and business plans; and

•	brokers and other advisors.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any effect, change, event or occurrence that would, individually or in the aggregate, prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement.

None of the representations and warranties of the parties contained in the Merger Agreement, the Company’s confidential disclosure letter or in any certificate, schedule, or other document delivered pursuant to the Merger Agreement will survive the Merger.

Conduct of Business Pending the Merger. The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as required or expressly contemplated under the Merger Agreement, (ii) as required by applicable legal requirements, (iii) with the written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) as set forth in the Company’s confidential disclosure letter, the Company will conduct its business and operations in the ordinary course consistent with past practice and will promptly notify Parent of any knowledge of the receipt of any notice from any person, entity or governmental body (a “Person”) alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by the Merger Agreement and any legal proceeding commenced or, to its knowledge threatened, relating to or involving the Company that relates to the consummation of the transactions contemplated by the Merger Agreement. The Company has further agreed that it will, acting in the ordinary course of business, use commercially reasonable efforts to preserve intact the material components of its current business organization, including keeping available the services of current officers and key employees, and to preserve its relationships and goodwill with material suppliers, material customers, governmental bodies and other material business relations.

The Company has further agreed that, during the Pre-Closing Period, except (i) as required or expressly contemplated under the Merger Agreement, (ii) as required by applicable legal requirements, (iii) with the written consent of Parent, which, in certain circumstances, may not be unreasonably withheld, delayed or conditioned, or (iv) as set forth in the Company’s confidential disclosure letter, the Company will not, among other things and subject to specified exceptions as set forth in the Merger Agreement:

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declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any shares of its capital stock, or establish any record date therefor;

•	repurchase, redeem or otherwise reacquire any shares of its capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock;

•	split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by the Company of any capital stock, equity interest or other security of the Company, any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, equity interest or other security of the Company or any instrument convertible into, exchangeable for or settled in any capital stock, equity interest or other security of the Company;

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(i) establish, adopt, enter into, terminate or amend any employee benefit plan, (ii) amend or waive any of its rights under, or accelerate the vesting, payment or lapse of restrictions under, any provision of any of the Company’s employee benefit plans, (iii) grant any employee, director, independent contractor or consultant any increase in compensation, bonuses or severance, retention or other payments or benefits, or (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation;

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(i) enter into any change-of-control agreement with any employee, director, independent contractor or consultant, (ii) enter into any retention agreement with any employee, director, independent contractor or consultant, (iii) enter into any employment, severance or other agreement with any employee, director, independent contractor or consultant (other than employees or independent contractors hired or engaged pursuant to clause (iv) of this paragraph), (iv) hire any employee or independent contractor with total annual compensation in excess of $100,000, or (v) terminate the employment or service of any employee or independent contractor with total annual compensation in excess of $100,000, other than for cause;

•	amend or permit the adoption of any amendment to its organizational documents;

•	form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	make or authorize any capital expenditure other than pursuant to a specified budget and subject to other specified exceptions;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material encumbrance (other than specified permitted encumbrances) any material right or other material asset or property;

•	amend in any respect or terminate any lease or contract for, or with respect to, the acquisition, lease or disposition of any real property;

•	lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any indebtedness;

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amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any material contract or enter into any contract which if entered into prior to the date of the Merger Agreement would have been a material contract;

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(i) make or change any material tax election, change an annual tax accounting period or adopt or change any material method of tax accounting, (ii) settle or compromise any material tax claim, liability, audit or assessment for an amount materially in excess of the amount reserved or accrued on the Company’s unaudited balance sheet in its Quarterly Report on Form 10-Q for the period ended June 30, 2018, (iii) file any amendment to any material tax returns or file claims for material tax refunds, (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability, or (v) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company (other than (1) pursuant to extensions of time to file a tax return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of taxes to prevent the assessment or collection of a tax);

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commence any legal proceeding, except with respect to (i) routine matters in the ordinary course of business, (ii) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such legal proceedings prior to commencement thereof), or (iii) in connection with a breach of the Merger Agreement or any other agreements contemplated thereby;

•	settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), subject to specified exceptions;

•	enter into, amend or terminate any collective bargaining agreement or other agreement with any labor organization;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

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make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable legal requirements;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any insurance policy;

•	initiate any new discovery program or undertake any new industrialization and/or manufacturing efforts; or

•	authorize any of, or agree or commit to take any of, the foregoing actions.

No Solicitation. The Company agreed, and agreed to direct its representatives, to immediately cease any solicitation, encouragement, discussions or negotiations with any Person that may have been ongoing with respect to any Acquisition Proposal (as defined below) at the time of the execution of the Merger Agreement. Except as otherwise described below, the Company has also agreed not to, and not to permit or allow its representatives to, directly or indirectly:

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solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of soliciting, knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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adopt, approve, endorse, recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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take any action to exempt any Person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational and other governing documents;

•	waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract; or

•	resolve or agree to do any of the foregoing.

The Company also agreed to terminate access by any Person who had made prior to the execution of the Merger Agreement or could reasonably be expected to make an Acquisition Proposal (other than Parent and its representatives and the Company’s representatives) to any data room (virtual or actual) containing any confidential information of the Company.

In addition, the Company agreed, as soon as reasonably practicable after the date of the Merger Agreement (and in any event within three business days) to deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal since March 1, 2018 (other than in connection with the potential license of assets in the ordinary course of business), to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, with such notice also requesting that such Person promptly return or destroy all confidential information concerning the Company.

For purposes of the Merger Agreement and the Support Agreement, the term “Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its affiliates) or “group” (within the meaning of Section 13(d) of the Exchange Act), including any amendment or modification to any such proposal or offer, relating to, in a single transaction or series of related transactions, any of the following:

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an acquisition, lease, exchange, transfer or other disposition or license of assets of the Company with a fair market value equal to 20% or more of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable;

•	an issuance or acquisition of 20% or more of the outstanding Shares or other voting or equity securities of the Company;

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a recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or other voting or equity securities of the Company; or

•	a merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or other voting or equity securities of the Company.

Notwithstanding the foregoing, the transactions contemplated by the Merger Agreement are excluded from the definition of “Acquisition Proposal.”

For purposes of the Merger Agreement, the term “Superior Offer” means any bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of the restrictions described in this “ — No Solicitation” subsection and that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (after giving effect to any counterproposals made by Parent pursuant to the matching rights afforded by the Merger Agreement, as summarized below). However, for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal are deemed to be references to “90%.”

Notwithstanding the restrictions described above, if at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time the Company or any of its subsidiaries or any of their representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of the Merger Agreement and did not result from any material breach of the restrictions described above, then:

•	the Company and its representatives may contact such Person or group of Persons solely to clarify the relevant terms and conditions of the Merger Agreement; and

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if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and, after consultation with the Company’s outside legal counsel, that the failure to take such action described in clauses (x) and (y) of this bullet point would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable legal requirements, then the Company and its representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal (and the Company must concurrently provide to Parent any information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its representatives) and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

The Company must provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into as contemplated by the Merger Agreement promptly (and in any event within 24 hours) of the execution thereof.

For purposes of the Merger Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company and Firmenich International, as described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Confidentiality Agreement” below, and (ii) does not prohibit the Company from providing any information to Parent or any of its representatives in accordance with the Merger Agreement or otherwise prohibit the Company from complying with its obligations under the Merger Agreement.

In addition, the Company must:

•	promptly (and in any event within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition

Proposal (including any initial request for information concerning the Company from any Person or group with respect to an Acquisition Proposal) (an “Acquisition Inquiry”), in each case are received by the Company or any of its representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, request, inquiry, proposal or offer and the nature of any information requested;

•	provide Parent a summary of the material terms and conditions of any Acquisition Proposal;

•

keep Parent reasonably informed of any material developments, discussions or negotiations (including any amendments or proposed amendments to any material terms or conditions) regarding any Acquisition Proposal on a prompt basis;

•

promptly provide Parent with copies of all material written materials related thereto, including written Acquisition Proposals, Acquisition Inquiries and proposed draft definitive agreements, as well as summaries of any material oral Acquisition Proposals or Acquisition Inquiries, in each case received by the Company or any of its representatives, or that the Company or any of its representatives delivers to any Person or group with respect to any Acquisition Proposal; and

•	upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal or Acquisition Inquiry.

Change of the Company Board Recommendation. As described above, and subject to the provisions described below, the Company Board has unanimously resolved to recommend that the Company’s stockholders tender all of their Shares pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board recommendation.” Unless the Company Board has made an Adverse Change Recommendation (as defined below), the Company Board has also agreed to include the Company Board recommendation in the Schedule 14D-9 and to permit Parent to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.

Except as described below, during the Pre-Closing Period, neither the Company Board nor any committee of the Company Board may:

•

withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser) or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board recommendation; or

•	adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal.

Any action described in the foregoing two bullet points is referred to as an “Adverse Change Recommendation.”

The Merger Agreement further provides that the Company Board will not adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into any contract (i) with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or (ii) requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the Merger Agreement (other than an Acceptable Confidentiality Agreement as described above).

However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, the Company Board may make an Adverse Change Recommendation in response to an Acquisition Proposal or terminate the Merger Agreement in order to enter into an agreement with respect to such Acquisition Proposal. However, such action may be taken if and only if:

•	the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the applicable Acquisition Proposal is a Superior Offer;

•	such Acquisition Proposal did not arise out of a material breach of the obligations of the Company described above under “— No Solicitation”;

•

the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable legal requirements;

•

the Company has given Parent prior written notice of its intention to consider making an Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer at least four business days prior to making any such Adverse Change Recommendation or termination (a “Determination Notice”);

•

the Company has provided to Parent a summary of the material terms and conditions of such Acquisition Proposal and all other information required to be provided in connection therewith (as described above under “— No Solicitation”);

•

the Company has given Parent four business days after Parent’s receipt of the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal and has made the Company’s representatives reasonably available to negotiate in good faith with Parent and its representatives (and has negotiated in good faith with Parent and its representatives, to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any; and

•

after considering any such proposals and the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with the Company’s financial advisor and outside legal counsel, the Company Board has determined, in good faith, that such Acquisition Proposal is a Superior Offer and, after consultation with the Company’s outside legal counsel, that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable legal requirements.

The above will also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment to any Acquisition Proposal, each of which will require a new Determination Notice, except that the references to four business days therein will be deemed to be references to three business days.

Additionally, at any time prior to the Offer Acceptance Time, the Company Board may make an Adverse Change Recommendation in response to a Change in Circumstance (as defined below). However, such action may be taken if and only if:

•	the action is made in response to a Change in Circumstance;

•

the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law;

•	the Company has given Parent a Determination Notice at least four business days prior to making any such Adverse Change Recommendation;

•

the Company has specified the Change in Circumstance in reasonable detail in the Determination Notice, including the facts and circumstances that render an Adverse Change Recommendation necessary in the determination of the Company Board;

•

the Company has given Parent four business days after Parent’s receipt of the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal, and has made the Company’s representatives reasonably available to negotiate in good faith with Parent and its representatives (and has negotiated in good faith with Parent and its representatives, to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any; and

•

after considering any such proposals and the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board has determined, in good faith, that the failure to make the Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable legal requirements.

The above also will apply to any material change to the facts and circumstances relating to such Change in Circumstance, each of which will require a new Determination Notice, except that the references to four business days therein will be deemed to be references to three business days.

For purposes of the Merger Agreement, a “Change in Circumstance” means any event or development or change in circumstances with respect to the Company that (i) occurs after the date of the Merger Agreement and was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of the Merger Agreement, (ii) does not relate to any Acquisition Proposal and (iii) has a material effect on the Company. However, in no event shall the following events, developments or changes in circumstances constitute a Change in Circumstance:

•	any events, changes or circumstances relating to Parent, Purchaser or any of their affiliates,

•	any change in the market price or trading volume of the Company’s common stock;

•	the fact that the Company meets or exceeds internal or analysts’ expectations or projections or the results of operations of the Company;

•

any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which the Company operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable;

•	any change in any legal requirement or GAAP (or authoritative interpretations of any legal requirement or GAAP);

•	developments with respect to products and/or research programs that are in the Company’s existing pipeline and/or business plan as of the date of the Merger Agreement; and

•

any event, occurrence, circumstance or other matter to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company (or refrained to be taken by the Company) pursuant to the Merger Agreement or the consummation of the transactions contemplated thereby.

However, the exceptions in the second and third bullet points set forth above will not prevent the underlying cause of any such change, decline, failure or result referred to therein from being taken into account in determining whether there has been a Change in Circumstance.

None of the provisions described above under “— No Solicitation” or in this “— Change of the Company Board Recommendation” subsection will prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders that is required by applicable legal requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

Access to Information. During the Pre-Closing Period, the Company has agreed to provide Parent and its representatives with reasonable access during normal business hours to the Company’s representatives, personnel, assets and all existing books, records and other documents relating to the Company, and to promptly provide Parent and its representatives with all reasonably requested information regarding the business of the Company, in each case, subject to customary exceptions and limitations.

Reasonable Best Efforts. The Merger Agreement provides that the parties must use reasonable best efforts to take all actions necessary, proper or advisable to obtain any regulatory approvals required to consummate the Offer and the Merger, including the expiration or early termination of any applicable waiting period under applicable antitrust laws.

Employee Matters. For a period of one year following the Effective Time, Parent will provide, or cause to be provided, to each Company employee who is employed by the Company as of immediately prior to the Effective Time and who continues to be so employed during such one-year period a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities that are no less favorable than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such employee immediately prior to the Effective Time, and commission opportunities and benefits (including severance benefits and other employee benefits) that are substantially comparable in the aggregate to the commission opportunities and benefits (including severance benefits and other employee benefits) provided to such employee immediately prior to the Effective Time.

Continuing Company employees will be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under Parent’s and/or the Surviving Corporation’s employee benefit plans and arrangements with respect to his or her length of service with the Company or its subsidiaries prior to the Effective Time, subject to customary exceptions.

With respect to any accrued but unused personal, sick or vacation time to which any continuing Company employee is entitled pursuant to the personal, sick or vacation policies applicable to such continuing employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such continuing employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

In addition, to the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation, Parent will use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to continuing Company employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare benefit plan will, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit continuing Company employees for service and amounts paid prior to the Effective Time with the Company to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification and exculpation rights with respect to liabilities for acts or omissions occurring at or prior to the Effective Time, as well as related rights to advancement of expenses, in favor of the current and former directors and officers of the Company, who we refer to collectively as the “indemnitees.” Specifically, for a period of six years after the Effective Time, the provisions of the certificate of incorporation and bylaws (or other applicable governing documents) of the Company as of the date of the Merger Agreement related to indemnification, exculpation and advancement of expenses, as well as certain indemnification agreements between an indemnitee and the Company made available to Parent, shall survive the Merger and must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of an indemnitee, and will be observed by the Surviving Corporation to the fullest extent available under Delaware law during such six-year period.

The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, (i) the Surviving Corporation must maintain (and Parent must cause the Surviving Corporation to maintain) in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of the Merger Agreement for the benefit of the indemnitees who were covered by such policy as of the date of the Merger Agreement with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy, or (ii) at or prior to the Effective Time, Parent or the Company may, through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned) purchase a six-year “tail” policy for the Company policy in effect as of the date of the Merger Agreement, subject to specified limitations.

Security Holder Litigation. The Company has agreed to promptly notify Parent of any claims or legal proceedings against the Company and/or any of its directors or officers relating to the transactions contemplated by the Merger Agreement and to keep Parent apprised on a prompt basis of any material developments with respect to any such claims or legal proceedings. The Company has also agreed to give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such claims or legal proceedings (and the Company must in good faith take such comments and other advice into account), and the right to consult in the defense and on any settlement with respect to any such claim or legal proceeding, and in good faith to take such consultation into account. No such settlement may be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company.

Takeover Laws. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a “Takeover Law”) may become, or may purport to be, applicable to the transactions contemplated by the Merger Agreement, Parent and the Company have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the transactions contemplated by the Merger Agreement.

Section 16 Matters. The Company and the Company Board will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares and Company Options in the transactions contemplated by the Merger Agreement by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stock Exchange Delisting and Deregistration. Prior to the Effective Time, the Company has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the NASDAQ Global Stock Market to enable delisting by the Surviving Corporation of the Shares from the NASDAQ Global Stock Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the date on which the closing of the Merger occurs.

Termination. The Merger Agreement may be terminated prior to the Effective Time under any of the following circumstances:

•	by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

•

by either Parent or the Company if the Offer (as it may be extended in accordance with the Merger Agreement) has expired without the acceptance for payment of Shares pursuant to the Offer (except that no party will be permitted to terminate pursuant to this provision if the failure of the acceptance for payment of Shares pursuant to the Offer is primarily caused by a failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the acceptance for payment of Shares pursuant to the Offer). We refer to any termination of the Merger Agreement pursuant to this provision as an “Expired Offer Termination”;

•

by either Parent or the Company if a court of competent jurisdiction or other governmental body has issued a decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable (except that no party will be permitted to terminate pursuant to this provision if the issuance of such final and nonappealable order, decree, ruling or other action is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Effective Time);

•

by Parent, at any time prior to the Offer Acceptance Time, if, whether or not permitted by the Merger Agreement to do so: (i) the Company Board has failed to include the Company Board recommendation in the Schedule 14D-9 when mailed, or has effected an Adverse Change Recommendation; (ii) the Company Board has failed to publicly reaffirm its recommendation of the Merger Agreement within ten business days after Parent so requests in writing if no Acquisition Proposal has been publicly announced (or within five business days after public announcement of any Acquisition Proposal (other than a tender offer or exchange offer)), except that Parent may only make such request once every 30 days if no Acquisition Proposal has been publicly announced (or no more than once with respect to any Acquisition Proposal that has been publicly announced (but each time a Determination Notice is delivered Parent will be entitled to make a new such request)); or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a solicitation/recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer. We refer to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination”;

•

by either Parent or the Company if the Offer Acceptance Time has not occurred on or prior to January 14, 2019 (the “End Date”) (except that no party will be permitted to terminate pursuant to this provision if the failure of the Offer Acceptance Time to occur prior to the End Date was primarily caused by the failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party). We refer to any termination of the Merger Agreement pursuant to this provision as an “End Date Termination”;

•

by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer, so long as the Company has complied in all material respects with the requirements described above under “— No Solicitation” and “— Change of the Company Board Recommendation” with respect to such Superior Offer, and concurrently with (and as a condition) to such termination, the Company must have paid the Termination Fee (as defined below) to Parent or its designee. We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Offer Termination”;

•

by Parent at any time prior to the Offer Acceptance Time if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of the Company has occurred such that the Representations Condition or the Covenants Condition would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured by the End Date, has not been cured within 30 days of the date Parent gives the Company written notice of such breach or failure to perform or non-satisfaction (except that Parent will not be permitted to terminate pursuant to this provision if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder such that the Company could terminate the Merger Agreement pursuant to the following bullet point). We refer to any termination of the Merger Agreement pursuant to this provision as a “Company Breach Termination”;

•

by the Company at any time prior to the Offer Acceptance Time if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or Purchaser has occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the transactions contemplated by the Merger Agreement when required pursuant to the Merger Agreement, by the End Date, or if capable of being cured by the End Date, has not been cured within 30 days of the date the Company gives Parent written notice of such breach or failure to perform (except that the Company will not be permitted to terminate pursuant to this provision if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder such that Parent could terminate the Merger Agreement pursuant to the preceding bullet point). We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”; or

•

by the Company (i) if Purchaser has failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by October 5, 2018 or (ii) if Purchaser has failed to accept for payment and pay for all Shares validly tendered (and not validly withdrawn) promptly following the expiration of the Offer (as it may be extended in accordance with the Merger Agreement) in accordance with the provisions of the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated, the Merger Agreement will be of no further force or effect and there will be no liability or obligation on the part of Parent, Purchaser or the Company or any of their respective directors, officers and affiliates following any such termination, except that (i) certain specified provisions of the Merger Agreement, as well as the confidentiality agreement between a subsidiary of Parent and the Company (as described below), will survive such termination, including the provisions described in “— Company Termination Fee” below, and (ii) no such termination will relieve any party from liability for common law fraud or any willful breach of the Merger Agreement prior to such termination.

Company Termination Fee. The Company has agreed to pay Parent a termination fee of $3,000,000 in cash (the “Termination Fee”) in the event that:

•	the Merger Agreement is terminated by the Company pursuant to a Superior Offer Termination;

•

the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination (or, at the time the Merger Agreement is terminated pursuant to another provision, Parent had the right to terminate the Merger Agreement pursuant to a Change in Recommendation Termination);

•

(i) the Merger Agreement is terminated pursuant to an Expired Offer Termination, an End Date Termination (but, in the case of a termination by the Company, only if at the time the Merger Agreement is terminated (1) Parent had the right to terminate the Merger Agreement pursuant to an End Date Termination or a Company Breach Termination or (2) there has been a breach or failure to perform that could have given rise, with notice or the passage of time, to the right to terminate the Merger Agreement pursuant to a Company Breach Termination) or a Company Breach Termination, (ii) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date of the Merger Agreement and prior to such termination (unless publicly withdrawn prior to such termination) and (iii) within twelve months of such termination the Company consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, which transactions are subsequently consummated (except that for purposes of determining if the Termination Fee is payable under this prong (iii), the references to “20%” in the definition of “Acquisition Proposal” described above under “— No Solicitation” will be deemed to be references to “90%”); or

•

the Merger Agreement is terminated by Parent pursuant to a Company Breach Termination with respect to a willful breach of the provisions described above under “ — No Solicitation” by the Company or any of its representatives.

In no event will the Company be required to pay the Termination Fee on more than one occasion. In the event Parent or its designee receives the Termination Fee (and specified payments in respect of legal proceedings brought to enforce payment of the Termination Fee, if applicable), such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other Person in connection with the Merger Agreement (and the termination thereof), the transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination (except that such receipt will not limit the rights of Parent or Purchaser with respect to equitable relief, common law fraud or willful breach). In the event that the Termination Fee (and specified payments in respect of legal proceedings brought to enforce payment of the Termination Fee, if applicable) are paid to Parent or its designee in circumstances for which the Termination Fee is payable as described above, such payment from the Company of the Termination Fee (and specified payments in respect of legal proceedings brought to enforce payment of the Termination Fee, if applicable) will be the sole and exclusive remedy of Parent, Purchaser and any of their respective affiliates against the Company and any of its respective former, current or future officers, directors, partners, stockholders, option holders, managers, members or affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby (except that such payment will not limit the rights of Parent or Purchaser with respect to equitable relief, common law fraud or willful breach).

Specific Performance. Parent, Purchaser and the Company have agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.

Expenses. Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Governing Law. The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

Summary of the Support Agreement

In connection with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement, dated as of September 16, 2018 with the directors, officers and stockholders of the Company listed on the signature pages thereto (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”), which together own approximately 2.52% of the outstanding Shares as of September 16, 2018.

Pursuant to and subject to the terms and conditions of the Support Agreement, each Supporting Stockholder has agreed to tender or cause to be tendered in the Offer all Shares beneficially owned by such Supporting Stockholder, including Shares that are issued to or otherwise directly or indirectly acquired by such Supporting Stocking prior to the termination of the Support Agreement, including for the avoidance of doubt any Shares acquired by such Supporting Stockholder upon the exercise of Company Options. In addition, each Supporting Stockholder has agreed that, during the time the Support Agreement is in effect, at any meeting of the Company’s stockholders, or any adjournment or postponement thereof, such Supporting Stockholder will be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares:

•

against any action or agreement that would reasonably be expected to (a) result in a breach of any covenant, representation or warranty or any other obligation of the Company contained in the Merger Agreement, or of any Supporting Stockholder contained in the Support Agreement, or (b) result in any of the Offer Conditions or the conditions to the Merger set forth in the Merger Agreement not being satisfied on or before the End Date;

•	against any change in the membership of the Company Board; and

•

against any Acquisition Proposal and against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement.

Each Supporting Stockholder also granted Parent an irrevocable proxy with respect to the foregoing, subject to the terms and conditions of the Support Agreement.

The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer, and agreed to comply with specified non-solicitation provisions with respect to any Acquisition Proposal.

The Support Agreement will terminate with respect to a particular Supporting Stockholder upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the mutual written consent of Parent and such Supporting Stockholder and (d) any amendment or modification to the Merger Agreement, or waiver of any of the Company’s rights under the Merger Agreement, in each case, that results in a decrease in, or change in the form of, the Offer Price or an extension of the End Date (unless such Supporting Stockholder consents in writing in advance to such amendment or waiver).

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit (d)(2) of the Schedule TO of which this Offer to Purchase forms a part.

Summary of the Confidentiality Agreement

On April 13, 2018, Firmenich SA and the Company entered into the Confidentiality Agreement pursuant to which each party agreed on behalf of itself and its affiliates, and subject to certain exceptions, to keep confidential nonpublic information about the other party and its affiliates in connection with the consideration of a possible strategic transaction involving Firmenich SA and the Company. The Confidentiality Agreement includes (i) an employee non-solicitation provision for the benefit of the Company that expires one year following the date of the Confidentiality Agreement and (ii) a standstill provision for the benefit of the Company that expires one year following the date of the Confidentiality Agreement and terminated upon the Company’s entry into a definitive agreement with respect to a transaction involving all or a controlling portion of its equity securities or all or substantially all of its assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise) and permitted Firmenich SA to privately and confidentially approach our management during the standstill period. This summary and description of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (e)(32) to the Schedule 14D-9 and is incorporated herein by reference.

12.	Source and Amount of Funds

Parent and Purchaser estimate that Purchaser will need up to approximately $76 million to purchase all of the Shares pursuant to the Offer and the Merger Agreement, to consummate the Merger (including payments for Company Options and any other payment referred to in the Merger Agreement) pursuant to the Merger Agreement and to pay related fees and expenses, which Parent plans to finance using cash on hand and funds available under existing credit facilities. There is no financing condition to the Offer.

We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of Shares in connection with the Offer;

•	we are offering to purchase all of the outstanding Shares in the Offer;

•

if the Offer is consummated, we intend to complete the Merger, in which all Shares (other than any Shares (i) held by the Company (or held in the Company’s treasury), which Shares will be cancelled and cease to exist at the effective time of the Merger, (ii) held by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent, which Shares will be cancelled and cease to exist at the effective time of the Merger and (iii) held by the Company’s stockholders who properly exercise and perfect appraisal rights for such Shares in the time and manner provided in Section 262 of the DGCL and have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) that then remain issued and outstanding will be converted into the right to receive the Offer Price in cash; and

•	Purchaser, through its Parent, has ready access to the capital necessary to consummate the proposed Transaction.

13.	Conditions to the Offer

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(g)” below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer)) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may (i) terminate the Offer (1) upon termination of the Merger Agreement and (2) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the Merger Agreement) or (ii) amend the Offer as otherwise permitted by the Merger Agreement, if: (A) the Minimum Condition shall not be satisfied as of 12:00 midnight, Eastern Time, on Friday, November 2, 2018 (one minute after 11:59 p.m., Eastern Time, on November 1, 2018); or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent:

(a)

there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), would represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b)

(i) specified representations and warranties of the Company with respect to its corporate organization, subsidiaries, capitalization, authorization to enter into the Merger Agreement, approval of the Merger and the opinion of the Company’s financial advisor must have been accurate in all respects as of the date of the Merger Agreement, and must be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except where the failure to be so true and accurate in all respects has not resulted and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate, that is more than $250,000; and

(ii) all of the other representations and warranties of the Company set forth in the Merger Agreement must have been accurate in all respects as of the date of the Merger Agreement, and must be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a “Material Adverse Effect” (as defined in the Merger Agreement and described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — The Merger”) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) in the case of this paragraph (b)(ii), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, subject to certain exceptions, and (B) in the case of paragraph (b)(i) and his paragraph (b)(ii), the accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date, the “Representations Condition”);

(c)

The Company must have complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Covenants Condition”);

(d)

if applicable, any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act must have been received or must have terminated or expired, as the case may be;

(e)

Parent and Purchaser must have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the Representations Condition and the Covenants Condition have been duly satisfied;

(f)

there must not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer, nor shall any action have been taken, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger provided, however, that Parent and Purchaser shall not be permitted to invoke this paragraph (f) unless they shall have taken all actions required under the Merger Agreement to have any such order lifted; and

(g)	the Merger Agreement must not have been terminated in accordance with its terms.

The foregoing conditions, which we refer to collectively as the “Offer Conditions,” are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

The Offer Conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

14.	Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or other property) in respect of its capital stock (including the Shares) or set any record date therefor. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Conduct of the Business Pending the Merger.”

15.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and Purchaser are not aware of any license or other regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filing, approval or other action by or with any governmental entity or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “— State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate. In such an event, Purchaser may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions to the Offer.”

Stockholder Approval Not Required. The Company has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by the Company and the consummation by the Company of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. As described below, a vote of holders of Shares to adopt the Merger Agreement is not required in the event the Merger is consummated pursuant to Section 251(h) of the DGCL, which provides that, if a corporation owns more than 50% of the outstanding shares of each class and series of stock of a subsidiary corporation following the consummation of a tender offer, and subject to certain other conditions and limitations, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the stockholders of such other corporation. According to the Company’s certificate of incorporation, the Shares are the only securities of the Company that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser and Parent will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares.

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, the Company is subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 would prevent an “interested stockholder” (generally defined as a person beneficially owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The Company has represented to Parent and Purchaser in the Merger Agreement that, assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are inapplicable to the execution, delivery and performance of this Agreement and the Support Agreement and to the consummation of the Offer, the Merger and the other Transactions.

Purchaser has not attempted to comply with any other state takeover statute in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended to waive that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 13 — “Conditions to the Offer.”

Appraisal Rights. No appraisal right is available in connection with the Offer. However, under the DGCL, stockholders who do not tender in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to dissent with respect to the Merger and to receive payment in cash for the “fair value” of their Shares after the Merger is completed. The term “fair value” means the value of the Shares immediately before the effective time of the Merger and may be less than, equal to or greater than the Offer Price.

As described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL, a stockholder must do all of the following:

•

within the later of the consummation of the Offer and October 24, 2018, which is 20 days after the mailing of the Schedule 14D-9 (which date of mailing is October 4, 2018), deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the effective time of the Merger.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the rights of the Company’s stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of the Company desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger. A stockholder may withdraw its, his or her demand for appraisal by delivering to us a written withdrawal of its, his or her demand for appraisal and acceptance of the Merger.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. We recommend that any Company’s stockholder wishing to pursue appraisal rights with respect to the Merger consult a legal advisor.

Any merger or other similar business combination with the Company would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.	Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer and the Merger. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fee or commission to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendment thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under “Certain Information Concerning the Company — Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders. Any solicitation that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

FIRMENICH INCORPORATED

SENTRY MERGER SUB, INC.

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF PURCHASER, PARENT AND FIRMENICH INTERNATIONAL

1.	Directors and Executive Officers of Purchaser.

The following table sets forth information about the members of the Board of Directors of Purchaser (the “Purchaser Board”) and the executive officers of Purchaser as of October 3, 2018. The common business address and telephone number for all the directors and executive officers of Purchaser are as follows: c/o Firmenich Incorporated, 250 Plainsboro Road, Plainsboro, New Jersey 08536, telephone number: +1 (609) 452-1000.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Matthew Furner United States Director and President	Please see Mr. Furner’s biographical information set forth in Section 2 of this Schedule A.

Douglas J. Lucht United States Director and Vice President — Finance and Treasurer	Please see Mr. Lucht’s biographical information set forth in Section 2 of this Schedule A.

Jan Fink Call United States Director and Secretary	Please see Mrs. Call’s biographical information set forth in Section 2 of this Schedule A.

2.	Directors and Executive Officers of Parent.

The following table sets forth information about the members of the Board of Directors of Parent (the “Parent Board”) and the executive officers of Parent as of October 3, 2018. The common business address and telephone number for all the directors and executive officers of Parent are as follows: c/o Firmenich Incorporated, 250 Plainsboro Road, Plainsboro, New Jersey 08536, telephone number: +1 (609) 452-1000.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Matthew Furner United States Chairman of the Board, President, North America	Mr. Furner was appointed President and Chairman of the Board of Parent in July 2017. He is also the VP Human Resources North America. Before relocating to North America, Mr. Furner held various positions within Firmenich including VP Human Resources, Asia/IMA from August 2015 until July 2017 and also General Manager, Singapore from January 2009 until July 2015. Mr. Furner holds a JD from Georgetown Law Center, and a BA from Brigham Young University.

Douglas J. Lucht United States Director and VP Finance and Administration	Mr. Lucht has served as the VP of Finance and Administration of Parent since July 2010 and is also a board member of Parent. Prior to joining Firmenich in 1991, Mr. Lucht was a Senior Auditor for Price Waterhouse. Mr. Lucht holds a BA in Management from Gettysburg College.

Jerry Vittoria United States Director and Sr. VP Fine Fragrance, Perfumery	Mr. Vittoria is the Sr. VP Fine Fragrance, Perfumery and is also a board member of Parent. Mr. Vittoria is currently located in Paris and before that was located in Firmenich’s Madison Avenue, New York office. Mr. Vittoria holds a BA with Honors from Yale in Economics & Politics.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Christopher J. Perkins United States Director and VP, Flavors The Americas	Mr. Perkins is the VP Flavors The Americas of Parent and is also a board member of Parent. Mr. Perkins has held numerous positions since he joined Firmenich in 1995. Mr. Perkins holds a BA in Food Science from Pennsylvania State University.

Jan Fink Call United States Corporate Secretary	Mrs. Call has served as the Legal Director for North America in the Legal and Compliance Department and also serves as the Corporate Secretary to the Parent Board of Directors since January 2018, and was Legal Counsel, North America from 2014 through December 2018. Prior to joining Firmenich in September 2014, Mrs. Call was General Counsel for LECG, a global expert services and consulting firm, commencing in April 2011. Mrs. Call holds a BA and JD from the University of Kansas.

Eric Jorgensen United States VP, Treasurer	Mr. Jorgensen has served as the VP, Treasurer of Parent since 1998. Mr. Jorgensen received both his BA and MBA from Cornell University respectively in 1984 and 1988.

Thomas G. Piloto, Jr. United States VP, Operations North America	Mr. Piloto has served as the VP, Operations North America of Parent since March 2014. Prior to joining Firmenich, from 2009 through 2014, Mr. Piloto was the Director of Operations for Givaudan Flavors Corp, a manufacturer of flavors, fragrances and cosmetic ingredients, in East Hanover, NJ., and the VP of Operations NA for Givaudan in Cincinnati, OH from 2005 through 2009. Mr. Piloto holds a BS in Chemical Engineering from the New Jersey Institute of Technology.

Matthew Rogers United States VP, R&D North America & Cellular Bio	Dr. Rogers has served as the VP, Research & Development North America & Cellular Bio of Parent since October 2016. He began his career at Firmenich as a Sr. Scientist from 2009 to 2010 and was Director of R&D from 2010 to 2016. Dr. Rogers received his PhD from the University of South Carolina and his BA from Clark University.

Joy Atkinson United States VP, BHC Perfumery ZNA	Mrs. Atkinson has served as the VP, Body Home Care, Perfumery NA of Parent since May 2008. Mrs. Atkinson holds a BBA in Business Management from Georgia State University’s J. Mack Robinson College of Business.

3.	Directors and Executive Officers of Firmenich International.

The following table sets forth information about the members of the Board of Directors of Firmenich International (the “Firmenich International Board”) and the executive officers of Firmenich International as of October 3, 2018. The common business address and telephone number for all the directors and executive officers of Firmenich International are as follows: c/o Firmenich International SA, 1 Route des Jeunes, 1227 Geneva, Switzerland, telephone number: +41 22 780 22 11.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Patrick Firmenich Switzerland Chairman of the Firmenich International Board	Mr. Firmenich was appointed Chairman of the Firmenich International Board in 2016 and serves as Chairman of its Nomination Committee. Mr. Firmenich previously served as Vice Chairman of the Firmenich International Board from 2014 and was first elected to the Firmenich International Board in 2002. Mr. Firmenich was Chief Executive Officer of Firmenich International from 2002 until 2014. Mr. Firmenich first joined Firmenich International in 1990 and ran the international fine fragrance business in New York and Paris for ten years before being appointed to the Executive Board in 2002. Mr. Firmenich is also

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
board member of Jacobs Holding. Mr. Firmenich holds a law degree from the University of Geneva and a M.B.A. from INSEAD.

Barbara Kux Switzerland Vice-Chairman of the Firmenich International Board	Ms. Kux rejoined the Firmenich International Board in 2013 and was appointed Vice-Chairman in October 2016. Ms. Kux is also a member of the Nomination & Finance, Audit & Risk Committees of the Firmenich International Board. Ms. Kux previously served on the Firmenich International Board from May 2008 to October 2011. Ms. Kux has over 30 years of experience in management positions with leading international industrial and consumer goods companies. From 2008 until 2013, Ms. Kux served on the Management Board of Siemens AG, a German energy, technology and manufacturing company, where she focused on supply chain management and green technologies. From 2003 to 2008, Ms. Kux served on the Group Management Committee of Royal Philips. Ms. Kux is also a board member of Henkel AG & Co., Groupe Engie, and Pargesa Holding, which holds stakes in Adidas, SGS, Pernod Ricard and other companies.

Pierre Bouchut France Director	Mr. Bouchut joined the Firmenich International Board and was elected Chairman of its Finance, Audit and Risk Committee in October 2016. Mr. Bouchut was formerly the Chief Operating Officer for Europe and Indonesia and a member of the Management Board of Ahold Delhaize, a worldwide food retailer, from July 2016 until January 2018. Prior to the merger of Ahold and Delhaize, he was the Executive Vice President and Chief Financial Officer of Delhaize Group, a food retailer, having joined the group in March 2012. Before joining Delhaize Group, Mr. Bouchut was Chief Financial Officer and then Executive Director of Growth Markets at Carrefour, overseeing operations in Latin America, Turkey, India, Indonesia and Malaysia. He also oversaw Carrefour Personal Financial Services, IT and Real Estate operations worldwide. Mr. Bouchut was previously Chief Executive Officer of Casino group. Mr. Bouchut also worked at the Schneider Group as Chief Financial Officer, at McKinsey & Company as a consultant in the corporate finance and integrated logistics practices, and prior to that, he was with Citibank in Paris. He is currently a board member of Hammerson plc, Geopost SA GVC Holding PVC and Albioma SA. Mr. Bouchut is a graduate of HEC Paris. He holds a Master’s degree in Applied Economics from the University of Paris Dauphine.

Antoine Firmenich Switzerland Director	Mr. Firmenich joined the Firmenich International Board in 2009 and is a member of its Governance & Compensation and Finance, Audit & Risk Committees. He has served on a number of corporate boards, including SIX-listed Nobel Biocare, a dental implant and digital dentistry company. Mr. Firmenich has been the Chief Executive Officer and Managing Director of Aquilus Pte Ltd, an advisory and investment research company, in Singapore since 2008. He is also founding partner of Alatus Capital, an investment management firm, which was founded in 2016. Mr. Firmenich previously served in a number of leadership roles with Firmenich International. From 1996 until 2000 he was Director of Flavor Raw Materials at Parent in the US and also Product Manager for Natural Chemicals and Citrus Raw Materials. From 2000 to 2002, he served as the Vice President of Encapsulated Flavors. From 2002 to 2005 he was in charge of the Flavor Division’s Sweet Global Business Unit, and from 2005 until 2006 oversaw the Savory Global Business Unit. He holds a BS

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
in Life Sciences from the Massachusetts Institute of Technology (MIT), a PhD in Biochemistry from Stanford University School of Medicine, and an MBA from the Stanford University Graduate School of Business.

Michel Firmenich Switzerland Director	Mr. Firmenich joined the Firmenich International Board in October 2013 and is a member of its Nomination and Governance & Compensation Committees. Prior to joining the Firmenich International Board, Michel worked at Firmenich for 27 years holding a broad scope of executive management roles within the company’s Information Systems division. He most recently served as Vice President, Head of IS from 2005 until his retirement in 2008. Mr. Firmenich holds a Licence de l’Université de Genève, Sciences Economiques et Sociales, Informatique de Gestion.

Karen Jones CBE United Kingdom Director	Ms. Jones joined Firmenich International Board in June 2011 and is Chairman of its Governance & Compensation Committee. Ms. Jones has 30 years of experience in creating, developing, and leading restaurant and pub businesses across the U.K. She was previously Chief Executive Officer of Spirit Group Ltd, a 3,500 strong private equity owned pub group and she co-founded the Pelican Group Plc., the owner of several successful restaurant chains. Ms. Jones is currently Chairman of the Board of Underdog Group, a London-based food and drink operator, Executive Chairman of Prezzo, a private equity backed United Kingdom Italian restaurant chain, and Chairman of Mowgli, an Indian food group. She was previously senior Non-Executive Director at Booker plc, a food wholesale operator in the US, until it successfully merged with Tesco in March 2018. She is Chancellor of the University of East Anglia in the UK. She holds a first class honors degree from the University of East Anglia in the UK and also attended Wellesley College, Massachusetts, USA; she has an Honorary degree of Doctor of Civil Law (UEA) and was awarded the CBE in the United Kingdom for Services to Hospitality in 2006.

André Pometta Switzerland Director	Mr. Pometta started his career in 1992 with the Zuellig Group in the Philippines where he held various positions in marketing, operations and sales In 1997, Mr. Pometta joined the Firmenich group and worked in a number of leadership roles. He was a member of the Flavour Executive Team from 2009 to 2013. In 1997, he joined Firmenich as an Assistant Fragrance Development Manager for Body and Home care in Geneva and then worked in Australia. In 2000 he relocated to Singapore and was appointed Senior Account Manager in the Company’s Asia Pacific region. In 2003 he returned to Geneva to serve as Perfumery Regional Manager of North Africa and the Middle East. He was then appointed General Manager Firmenich Vienna & Perfumery Division Manager CEE. In 2008 he became President of Firmenich Aromatics Co. in Shanghai, China. In 2011, he relocated to Brussels, Belgium where he was in charge of Firmenich’s Beverage Base & Seafood extracts businesses globally and Savory Europe. Mr. Pometta began his career in the Philippines with the Zuellig Group from 1993 to 1997 in product marketing, operations and account management. He holds a degree in Economics from Hautes Etudes Commerciales in Lausanne, Switzerland.

Dr. Ajai Puri United States and United Kingdom Board Member	Dr. Puri joined the Firmenich International Board in October 2014 and is a member of its Nomination Committee. From June 2003 until May 2007, he served as Executive Board Member and President—Research, Development and Product Integrity (Food Safety) at Royal Numico, a specialized nutrition

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
company. At Royal Numico, now part of Groupe Danone, he was responsible for developing and implementing R&D strategy in the areas of early life nutrition and medical nutrition. He also served as Principal Crisis Management Officer during his tenure. Prior to Royal Numico, Dr. Puri spent 22 years at The Minute Maid Company / The Coca-Cola Company in the United States. During this period, he held a variety of positions of global scope including that of Senior Vice President Technical (Science and Technology). His previous board mandates include non-executive directorships with Nutreco NV (from March 2009 until May 2015) and Barry Callebaut AG (from December 2011 until December 2015). Dr. Puri currently holds non-executive directorships at Tate and Lyle PLC (since April 2012) and at Britannia Industries Ltd (since April 2009), one of India’s largest independent food groups. He also served as a senior advisor to DSM Nutrition (2008-2011) and as a member of the scientific advisory board of Mead Johnson Nutrition (2008-2010), He has a Ph.D. in Food Science from the University of Maryland, College Park, United States and an MBA from the Crummer School, Rollins College, Orlando, United States.

Richard Ridinger Germany Board Member	Mr. Ridinger joined the Firmenich International Board in October 2016 and is a member of its Governance and Compensation Committee. Mr. Ridinger is the Chief Executive Officer of Lonza, a Life Sciences company, where he has served in such capacity since May 2012. He formerly held global roles in groups such as Cognis and Henkel. Prior to becoming Chief Executive Officer at Lonza, he was responsible for Care Chemicals, the largest group at Cognis, a former division of Henkel, with approximately 3,000 employees. A trained chemical engineer, his experience spans process development, production management, product and marketing management of different product areas, leading global business units and responsibility for leading a worldwide specialty chemicals group. He holds a degree in chemical engineering from the University of Karlsruhe in Germany.

Gilbert Ghostine Lebanon and Canada Chief Executive Officer	Mr. Ghostine joined Firmenich International in October 2014 as Chief Executive Officer. Mr. Ghostine also acts as co-chair of the WBCSD Sustainable Lifestyles Cluster. He previously spent over two decades with Diageo, the leading international alcoholic beverages company, having most recently served as President, Asia Pacific from July 2014 until June 2014, and Chief Corporate Development Officer, President India and Greater China from July 2014 until September 2014. During his 21 years with Diageo, he led businesses in Africa, Asia, the United States and Europe. He is a director of Malia Group in Lebanon. He holds a Masters Degree in Business Administration from Saint Joseph University, Lebanon.

Eric Nicolas France Group Chief Financial Officer	Mr. Nicolas has served as Group Chief Financial Officer of the Firmenich International since January 2011. In addition to overseeing finance practices and governance, Mr. Nicolas also acts as Corporate Vice-President Strategy and Global Services, including IS/IT, real estate, organizational transformation and the design and execution of strategy, including M&A. Mr. Nicolas is also a board member of the Livelihoods Carbon Funds, rated as “Best Corporate Offsetting Program” by the Voluntary Carbon Markets Rankings in 2016. Prior to joining Firmenich International, Mr. Nicolas served as Senior Vice President, Corporate Controller and Group Strategy of the Renault Group in Paris, France.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Jane Sinclair Australia General Counsel and Secretary to the Board of Directors	Ms. Sinclair joined Firmenich International in January 2016. In addition to her responsibilities as General Counsel and Secretary to the Board of Directors, Ms. Sinclair is responsible for Quality, Health, Safety & Environment, Regulatory Affairs, Legal Compliance and Integrity, and Company Security. Ms. Sinclair was formerly the Head of International Legal and Global Privacy for AbbVie Biopharmaceuticals, a biopharmaceuticals company, from January 2014 until December 2015. Having joined Abbott/AbbVie in 2005, she held successive regional and then international and global positions living and working in Australia, France and then the United States, including serving as served as European Region Counsel from November 2007 until December 2013. Prior to joining Abbott, Ms. Sinclair was General Counsel and Company Secretary for a public unlisted biotechnology business in Australia, specializing in stem cell research and fertility. Ms. Sinclair also worked for 17 years with The Coca-Cola Company where she held various legal and business counsel roles living and working in Hong Kong, the United States, Thailand and Australia. Ms. Sinclair studied Arts (Asian studies), Law and her Masters of Business in Australia.

Boet Brinkgreve Netherlands Chief Supply Chain Officer	Mr. Brinkgreve joined Firmenich in June 2007 and has served in a variety of roles, including President, Ingredients Division in July 2012 and President, Global Ingredients and President Firmenich China beginning in March 2015, before becoming Chief Supply Chain Officer in July 2017. Prior to joining Firmenich, and after having run two start-ups, Mr. Brinkgreve worked for DuPont in several business development roles.

Chris Millington United Kingdom President, Flavors division	Mr. Millington has served as President, Flavors division since December 2014. Mr. Millington joined Firmenich in January 2012 as head of Flavors for the Americas prior to assuming his current role. Prior to joining Firmenich he held several positions at Nestle Professional including, Global Head of Beverages and Head of Beverages for the Africa, Oceania and Asia region.

Bhavesh Shah United Kingdom Chief Purchasing Officer	Mr. Shah joined Firmenich in January 2011 and has served as Chief Purchasing Officer since February 2013. Prior to joining Firmenich, he spent 19 years with Procter & Gamble where he held several key positions in Operations, Purchasing and Executive Management.

Armand de Villoutreys France President, Perfumery & Ingredients	Mr. de Villoutreys has served as President, Perfumery & Ingredients division since June 2010. Mr. de Villoutreys joined Firmenich in 1999 and has served in a variety of roles including Head of Fine Fragrance. Prior to joining Firmenich, he was a Director at Accor and held numerous positions at Steelcase Strafor in Paris and Madrid, including the posts of General Manager, Marketing Director and International Account Director. Mr. De Villoutreys started his career in consumer goods marketing at General Foods.

Mieke Van De Capelle Belgium Chief Human Resources Officer	Ms. Van de Capelle has served as Chief Human Resources Officer since joining Firmenich International in June 2016. Prior to her position with Firmenich International, her positions included Chief Human Resources Officer at Perfetti Van Melle, a global confectionary leader, from 2012 to May 2016 and led the EMEA HR organization for Electrolux Corporation from 2011 to 2012. She also spent 11 years with Sara Lee Corporation, culminating with the role of Vice President Human Resources.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Professor Geneviève Berger France Chief Research Officer	Pr. Berger has served as the Chief Research Officer since joining Firmenich International in July 2015. Prior to her position with Firmenich International, her experience spans Chief Research & Development Officer at Unilever, an international consumer goods company, from June 2008 until her appointment aas CRO of Firmenich. Prior to her position with Unilever, Pr. Berger led the Centre National de la Recherche Scientifique (26,000 employees) and served as Medical Doctor and Professor at the Hôpital de la Pitié-Salpêtrière in France. Pr. Berger holds three doctorates in Physics, Human Biology and Medicine, and currently sits, as a non-executive director, on the Boards of Astra-Zeneca and Air Liquide.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (i) certain information with respect to the Shares beneficially owned by Parent, Purchaser and Firmenich International and, to the extent known after making reasonable inquiry, their respective directors and officers and each associate and majority-owned subsidiary of the foregoing and (ii) transactions in the Shares by Parent, Purchaser, Firmenich International and, to the extent known after making reasonable inquiry, their respective directors and officers, and each associate and majority-owned subsidiary of the foregoing, during the past sixty days. The security ownership information in the table below is given as of October 3, 2018 and, in the case of percentage ownership information, is based on 48,989,475 Shares outstanding as of October 2, 2018. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

SECURITIES OWNERSHIP
Person	Number		Percent		Securities Transactions for Past 60 Days
Purchaser	7,837,581	(1)	14.1	%(1)	(1)
Parent	7,837,581	(1)	14.1	%(1)	(1)
Firmenich International	9,137,581	(1)	16.4	%(1)	(1)
Joy Atkinson	—		—		None
Professor Geneviève Berger	—		—		None
Pierre Bouchut	—		—		None
Boet Brinkgreve	—		—		None
Jan Fink Call	—		—		None
Armand de Villoutreys	—		—		None
Antoine Firmenich	—		—		None
Michel Firmenich	—		—		None
Patrick Firmenich	—		—		None
Matthew Furner	—		—		None
Gilbert Ghostine	—		—		None
Karen Jones CBE	—		—		None
Eric Jorgensen	—		—		None
Barbara Kux	—		—		None
Douglas J. Lucht	—		—		None
Chris Millington	—		—		None
Eric Nicolas	—		—		None
Christopher J. Perkins	—		—		None
Thomas G. Piloto, Jr.	—		—		None
André Pometta	51,500		*		None
Dr. Ajai Puri	—		—		None
Richard Ridinger	—		—		None
Matthew Rogers	—		—		None
Bhavesh Shah	—		—		None
Jane Sinclair	—		—		None
Mieke Van De Capelle	—		—		None
Jerry Vittoria	5,000		*		None
* Less than one percent (1%).

(1)

In connection with the execution of the Merger Agreement, the Supporting Stockholders entered into the Support Agreement, dated as of September 16, 2018, with Parent and Purchaser. As a result of the Support Agreement, the Purchaser, Parent and Firmenich International may be deemed to have shared power to vote up to 7,837,581 Shares, which include 6,599,347 Shares issuable upon the exercise of Company Options that are subject to the Support Agreement. Of the Shares issuable upon the exercise of Company Options, 4,833,297 of such Company Options have an exercise price that is greater than the Offer Price. In addition, Firmenich International beneficially owns 1,300,000 Shares over which it has sole voting and dispositive power. The Shares that may be deemed to be beneficially owned by Purchaser, Parent and Firmenich International by virtue of their shared voting power constitute approximately 14.1% of the issued and outstanding Shares and the Shares beneficially owned by Firmenich International by virtue of its sole voting and dispositive power constitute approximately an additional 2.3% of the issued and outstanding Shares.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Registered or Certified Mail, or Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021	By First Class Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011

Any questions or requests for assistance may be directed to the Information Agent at its telephone number, email address and/or address listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number, email address and/or address listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue

Stamford, CT 06902

Stockholders Call Toll Free: (800) 662-5200

E-mail: SNMX@morrowsodali.com